UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
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Boston Private Financial Holdings, Inc.
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BOSTON PRIVATE FINANCIAL HOLDINGS, INC.
Ten Post Office Square
Boston, Massachusetts 02109

Dear Fellow Shareholders:
On behalf of the Board of Directors and the management of Boston Private Financial Holdings, Inc. (the “Company”), you are invited to attend the Company’s 2019 Annual Meeting of Shareholders (the “Meeting”). The Meeting will be held on Thursday, April 18, 2019 at 10:00 a.m., Eastern Time, at Ten Post Office Square, 2nd Floor, Boston, Massachusetts 02109.
The attached Notice of the 2019 Annual Meeting of Shareholders and Proxy Statement describe the formal business to be conducted at the Meeting. Please refer to the Proxy Statement for detailed information on each of the proposals. Only shareholders of record at the close of business on March 1, 2019 may vote at the Meeting or any postponements or adjournments of the Meeting.
On behalf of the Board of Directors and all employees of Boston Private Financial Holdings, Inc., I thank you for your continued support of our Company.
YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the 2019 Annual Meeting of Shareholders, please vote in order to ensure the presence of a quorum.

Sincerely,

Anthony DeChellis
Chief Executive Officer and President

Boston, Massachusetts
Dated: March 14, 2019

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.
Ten Post Office Square
Boston, Massachusetts 02109
____________________________________

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS
___________________________________________

TIME AND DATE		10:00 a.m., Eastern Time, Thursday, April 18, 2019
PLACE		Ten Post Office Square, 2nd Floor Boston, Massachusetts 02109
ITEMS OF BUSINESS	(1)	To elect the nine director nominees named in the Proxy Statement to serve until the 2020 annual meeting and until their successors are duly elected and qualified.
	(2)	To approve an advisory, non-binding resolution on the compensation of the named executive officers as disclosed in the Proxy Statement.
	(3)	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2019.
	(4)	To transact any other business that may properly come before the Meeting.
RECORD DATE		Only shareholders of record at the close of business on March 1, 2019 may vote at the meeting or any postponements or adjournments of the Meeting.
PROXY VOTING
Your vote is very important. Please complete, date, sign and return the accompanying proxy card or vote electronically via the internet or by telephone. The enclosed return envelope requires no additional postage if mailed in the United States. For specific instructions on how to vote your shares, please refer to the section in the Proxy Statement entitled “Voting Options.”

We look forward to your attendance in person or by proxy.
By Order of the Board of Directors,

CHRISTOPHER A. COOPER

Corporate Secretary
Boston, Massachusetts
Dated: March 14, 2019

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 18, 2019.  The Proxy Statement and our 2018 Annual Report are available at: http://www.viewproxy.com/bostonprivate/2019

PROXY STATEMENT
for the
2019 ANNUAL MEETING OF SHAREHOLDERS

The Company’s Board of Directors (the “Board”) is making this Proxy Statement available to you in connection with the solicitation of proxies by our Board for the 2019 Annual Meeting of Shareholders (the “Meeting”). The Meeting will be held on Thursday, April 18, 2019 at 10:00 a.m., Eastern Time, at Ten Post Office Square, 2nd Floor, Boston, Massachusetts 02109.
_______________________________________

VOTING INFORMATION
_______________________________________

Record Date. The record date for the Meeting is March 1, 2019 (the “Record Date”). At the close of business on the Record Date, there were 83,767,232 shares of the Company’s common stock entitled to be voted at the Meeting, and there were 878 shareholders of record. There are no other outstanding shares that are eligible to vote.

Voting Your Proxy. Only shareholders of record at the close of business on the Record Date are entitled to vote at the Meeting. Each outstanding share of common stock is entitled to one vote on each matter before the Meeting.

Vote Required. A quorum of the common stock must be present at the Meeting for any business to be conducted. The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast on a matter for each voting group constitutes a quorum. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present. If a quorum is not present, the Meeting will be adjourned until a quorum is obtained.

Because the number of director nominees is not greater than the number of directors that shareholders will be asked to elect, each director nominee must receive the affirmative vote of a majority of the votes cast as to such nominee by shareholders in order to be elected. Abstentions and broker non-votes will have no effect on the outcome of the election of the nominees.

The approval of the advisory, non-binding resolution on executive compensation requires the affirmative vote of a majority of the votes cast at the Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote for this proposal.

The ratification of the selection of the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote for this proposal.

We are first sending this Proxy Statement and the accompanying materials to shareholders on or about March 14, 2019.
VOTING OPTIONS
Your vote is very important. Even if you plan to attend the Meeting in person, please cast your vote as soon as possible by:

•
Mail. The accompanying proxy card, if properly completed, signed, dated and returned in the enclosed envelope, will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in the United States.

•
Telephone or Internet. If you hold your shares of common stock directly and not in street name, you may vote by telephone or internet by following the instructions included on your proxy card. If you vote by telephone or internet, you do not have to mail in your proxy card. Telephone and internet voting are available 24 hours a day. For participants in the Company’s 401K and ESPP Plans, telephone and internet voting are available through April 15, 2019 at 11:59 p.m., Eastern Time. For all other holders, telephone and internet voting are available through April 17, 2019 at 11:59 p.m., Eastern Time.

•
Voting in Person at the Meeting. If you are a registered shareholder as of the Record Date and attend the Meeting, you may deliver your completed proxy card in person. Additionally, we will have ballots available for those registered shareholders as of the Record Date who wish to vote in person at the Meeting.

A shareholder of record may revoke a proxy any time before the polls close by submitting a later dated vote by telephone, internet, or mail, by delivering instruments to the Corporate Secretary before the Meeting or by appearing in person at the Meeting and specifically withdrawing any previously voted proxy.
VOTING MATTERS AND VOTING RECOMMENDATIONS
By submitting your proxy by one of the methods listed above, you authorize Christopher A. Cooper, Senior Vice President, Acting General Counsel and Corporate Secretary, and Steven M. Gaven, Executive Vice President and Chief Financial Officer (collectively, the “Proxy Holders”), to represent you and vote your shares at the Meeting in accordance with your instructions. If a properly executed proxy is submitted and no instructions are given, the proxy will be voted in accordance with the Board’s recommendations as follows:

Proposal		Board Recommendation	Page Reference (for more detail)
Item 1	Elect the nine director nominees named in this Proxy Statement to serve until the 2020 annual meeting of shareholders and until their successors are duly elected and qualified.	FOR each Director Nominee	3
Item 2	Approve an advisory, non-binding resolution on the compensation of the Company’s named executive officers.	FOR	47
Item 3	Ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2019.	FOR	48

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors is not aware of any other matters to be considered at the Meeting. If any other matters properly come before the Meeting, the proxies will be voted at the discretion of the Proxy Holders.

ANNUAL REPORT

All shareholders of record are being sent a copy of the Company’s 2018 Annual Report to Shareholders and the Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (which contains audited financial statements of the Company for the fiscal years ended December 31, 2018, 2017 and 2016), as filed with the Securities and Exchange Commission (“SEC”) on February 27, 2019. These reports, however, are not part of the proxy soliciting material.

A copy of the Company’s Annual Report on Form 10-K filed with the SEC (our “Annual Report”), including all exhibits, may be obtained free of charge by writing to Boston Private Financial Holdings, Inc., Ten Post Office Square, Boston, Massachusetts 02109, Attention: Investor Relations, or by accessing the Company’s website at www.bostonprivate.com, selecting the “Investor Relations” link at the bottom of the page, and then selecting “Annual Reports” under “Financial Information.” [

PROPOSAL 1

ELECTION OF DIRECTORS
The Board of Directors of the Company currently consists of nine members. On November 5, 2018, the Company announced the resignation of Clayton G. Deutsch as Chief Executive Officer and President of the Company and as a member of the Board of Directors, effective as of November 26, 2018, and the appointment of Anthony DeChellis as Mr. Deutsch's successor. On February 14, 2019, Daniel P. Nolan resigned from the Board of Directors of the Company. His decision to resign was not the result of any disagreement with management or the Board of Directors.
At the Meeting, shareholders will be asked to elect nine directors, each of whom is currently serving as a director of the Company. Each of the nine director nominees has consented to serve as a director if elected at the Meeting. Each nominee elected as a director will serve until the next annual meeting and until his or her successor has been duly elected and qualified. If any nominee is unable to serve as a director at the Meeting, the Board may reduce the number of directors to be elected at the Meeting.
At the Meeting, because the number of director nominees is not greater than the number of directors that shareholders will be asked to elect, director nominees must receive a majority of the votes cast as to such nominee by shareholders in order to be elected.
The biographical description below for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board of Directors that such person would be a good candidate to serve as a director of the Company. In addition to the information presented below regarding each director’s specific experience, qualifications, attributes and skills, the Board also believes that all of the directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to service to the Company.
The Board has determined that each nominee, except Mr. DeChellis, qualifies as an independent director under NASDAQ listing standards.
If any of the nominees shall become unavailable for any reason, all proxies will be voted FOR the election of such other person as the Board of Directors may nominate and recommend.
The Board of Directors unanimously recommends a vote FOR each of its nine director nominees.

Information Regarding Director Nominees
The following table sets forth certain information regarding the nominees for election at the Meeting, based on information furnished by them to the Company:

	Age	Director Since	Independent
Board Nominees
Anthony DeChellis	56	2018	NO
Mark F. Furlong	61	2016	YES
Joseph C. Guyaux	68	2016	YES
Deborah F. Kuenstner	60	2007	YES
Gloria C. Larson	68	2015	YES
Kimberly S. Stevenson	56	2015	YES
Luis Antonio Ubiñas	56	2017	YES
Stephen M. Waters, Chair of the Board	72	2004	YES
Lizabeth H. Zlatkus	60	2015	YES

Director Nominee Qualifications
This section provides information as of the date of this Proxy Statement about each nominee standing for re-election at the Meeting. It is expected that each nominee, if elected, will also be appointed to the board of directors of Boston Private Bank & Trust Company (the “Bank”), a wholly-owned subsidiary of the Company. Each nominee is currently a member of the board of directors of the Bank. For more information see “Corporate Governance.”

Anthony DeChellis
Mr. DeChellis is the Chief Executive Officer and President of the Company and the Bank. He joined the Company and was elected to the Board in November 2018. Mr. DeChellis has over 30 years of experience in the financial services industry. Prior to joining the Company, he was the President of OurCrowd Venture Capital from 2014 to 2016, where he developed the firm’s business strategy for an equity capital crowdfunding platform, established a deal flow process to review hundreds of company investment opportunities each year and initiated the development of a new website to engage and manage client relationships. From 2006 to 2013, Mr. DeChellis was the CEO of Credit Suisse Private Banking - Americas. In this role, he provided executive leadership for Credit Suisse’s Private Banking & Wealth Management businesses in North and South America and served as a member of the CS Global Private Banking Management Committee, the Board of Directors for Credit Suisse Securities USA, LLC, the firm's Private Banking Global Risk Management Committee, the firm’s Global Diversity Committee and the CS Global Investment Banking Management Committee. From 2003 to 2006, Mr. DeChellis was the Head of UBS Private Wealth Management. During his tenure at UBS, Mr. DeChellis launched the Private Wealth Management business for UBS in the United States and oversaw the expansion of services catering to ultra-high net worth clients. He was a member of the UBS Americas Management Council and the UBS Global Private Banking Leadership Group. Prior to joining UBS, from 1987 to 2003, Mr. DeChellis held various positions at Merrill Lynch, including Head of International Private Banking for Merrill Lynch Europe. Mr. DeChellis is a member of the Board of Trustees of The Berkshire School, the Board of Directors of The Open Door Homeless Shelter and the President’s Leadership Council of Rollins College. He serves as a member of the board of directors of each of the Company's operating subsidiaries. In addition to Mr. DeChellis’ management expertise, he brings to our Board extensive knowledge of private banking and wealth management strategies as the Company expands its strategic direction, making him an excellent nominee for the Board.

Mark F. Furlong
Mr. Furlong retired as President and Chief Executive Officer of BMO Harris Bank, N.A. in 2015, a role he assumed upon the acquisition of Marshall & Ilsley Corporation by BMO Financial Group in 2011. He joined Marshall & Ilsley in 2001 as Chief Financial Officer, was elected President in 2004, Chief Executive Officer in 2007, and Chair in 2010. Prior to joining Marshall & Ilsley, he was Chief Financial Officer of Old Kent Financial Corp.; First Vice President, Corporate Development, for H. F. Ahmanson & Company; a partner for Deloitte; and a manager for KPMG LLP. Mr. Furlong also is a member of the boards of directors of Kforce Inc., Antares Capital and Heska Corporation.  Mr. Furlong is the immediate past-Chair of Chicago United, the largest Chicago-based organization focused solely on businesses, addressing diversity in boards of directors, management, and supplier relationships. He is a board member of Common Ground Foundation, a group that works with high school students from under-served communities to become future leaders; Chicago Board of Education; Chicago Teachers’ Pension Fund; Northwestern Memorial Hospital Finance Committee; and the Northwestern Memorial Foundation.  He is the founding and immediate past-Chair of LEAP Innovations.  During his tenure in Milwaukee, Mr. Furlong was involved in numerous civic activities, including the roles of Chair of both Junior Achievement of Wisconsin and Schools That Can Milwaukee, and a member of the boards of directors of United Way of Greater Milwaukee, Wisconsin Manufacturers and Commerce, Froedtert Health, and the United Performing Arts Fund. Mr. Furlong brings unique insight to the Board concerning capital allocation strategies and banking issues, in addition to his overall management, auditing and financial expertise. With his significant experience in the banking industry, as well as his background as a chief executive officer, the Company believes Mr. Furlong is a highly qualified candidate for the Board.

Joseph C. Guyaux
Mr. Guyaux retired in 2016 from PNC Financial Services Group, Inc., where he worked for 44 years and served as President from 2002 to 2012. In this role, Mr. Guyaux was head of Retail Banking, responsible for leading all of PNC Bank’s (a subsidiary of PNC Financial Services Group) consumer businesses, including consumer and business banking, wealth management and brokerage. Mr. Guyaux held several other senior leadership positions at PNC Financial Services Group, including Chief Risk Officer from 2012 to 2015.  Most recently, Mr. Guyaux served as President and CEO of PNC Mortgage, a division of PNC Bank, from 2015 to 2016. Mr. Guyaux is Chair of the boards of directors of DQE Holdings, LLC, Duquesne Light Company and Highmark Health, Inc.  He is also Lead Director of Highmark, Inc. and a director of AHN Health Network and Visionworks, Inc., each a subsidiary of Highmark Health, Inc.  He serves as a Life Trustee for Carnegie Museums of Pittsburgh and as a director emeritus for the Civic Light Opera and Duquesne University. The Company believes that Mr. Guyaux’s extensive experience in the financial services industry and his risk management expertise make him an excellent nominee for the Board.

Deborah F. Kuenstner
Ms. Kuenstner is the Chief Investment Officer of Wellesley College. Before joining Wellesley College in February of 2009, Ms. Kuenstner was Chief Investment Officer and Vice President of Investment Management at Brandeis University from 2007 to January 2009. Prior to working at Brandeis, Ms. Kuenstner was Managing Director of Research for Fidelity Management & Research Company, the investment management organization of Fidelity Investments, from 2005 to 2006. Ms. Kuenstner was the Chief Investment Officer, Global Value, at Putnam Investments from 2000 to 2004. Her other roles at Putnam included Chief Investment Officer, International Value, and Senior Portfolio Manager, International Equities. Prior to that, she worked at DuPont Pension Fund Investment in Wilmington, Delaware as a Senior Portfolio Manager, International Equities. Ms. Kuenstner has also been a Vice President, International Investment Strategist, at Merrill Lynch, in addition to an Economist at the Federal Reserve Bank of New York. Ms. Kuenstner was actively involved in the Board of Pensions of the Presbyterian Church USA from 1996-2004 as Investment Committee Chair and a director, until becoming a co-opted director. Ms. Kuenstner brings to the Board valuable experience and knowledge about the financial services industry generally and, in particular, the investment management arena. Along with this experience, Ms. Kuenstner's economic and risk management expertise make her an excellent nominee for the Board.

Gloria C. Larson
Ms. Larson currently serves as President in Residence of the Harvard Graduate School of Education. Until her retirement in 2018, Ms. Larson served as the President of Bentley University since July 2007 and was the first woman to hold this position. Ms. Larson formerly served as the Co-Chair of the Government Strategies Group at the law firm of Foley Hoag LLP from 1996 until 2007 and managed a practice that covered a broad array of federal, state and local regulatory and business development issues. Widely influential in economic policy, Ms. Larson was Secretary of Economic Affairs for The Commonwealth of Massachusetts from 1993 to 1996 and was responsible for developing and promoting economic growth policies and fostering employment opportunities. She served as The Commonwealth of Massachusetts Secretary of Consumer Affairs and Business Regulation from 1991 to 1993, where she was responsible for regulatory oversight of banking, insurance and energy, as well as consumer protection. Prior to her state service, she oversaw business and regulatory issues at the federal level as a senior official with the Federal Trade Commission (FTC), where she served as Deputy Director of Consumer Protection from 1990 to 1991 and as Attorney Advisor to Commissioner Patricia P. Bailey from 1981 to 1988. Ms. Larson has been honored and recognized by many groups for her contributions to state economic development policy and her commitment to civic engagement. Ms. Larson previously served as a member of the Council of Economic Advisors, as well as the Massachusetts Clean Energy Center and the Commonwealth’s Successful Women, Successful Families Task Force. Ms. Larson has served as a member of the Liberal Education and America’s Promise (LEAP) Presidents’ Trust and is a former member of the Executive Committee of the American College and University Presidents Climate Commitment. She served for more than a decade as Chair of the Massachusetts Convention Center Authority (MCCA), and was the first woman to serve as Chair of the Greater Boston Chamber of Commerce, where she continues to serve on the Chamber’s Executive Committee. Ms. Larson presently holds the post of President of the Massachusetts Conference for Women. In addition, she is a board or advisory council member of several prominent professional, charitable and civic organizations. Ms. Larson currently serves as on the board of Unum

Group, chairing Unum’s Governance Committee. She was recently elected to the McLean Hospital Board of Trustees. Ms. Larson previously served as a director on the boards of KeySpan Energy and RSA Security, as well as a member of the board of Blue Cross Blue Shield of Massachusetts. Ms. Larson’s deep ties in the Massachusetts community, as well as her expertise in public company matters, and in the regulatory oversight of banking and the financial services industry bring great value to the Board’s oversight and guidance of the Company as it continues to focus on its strategic goal of becoming a premier banking, wealth management and trust company.

Kimberly S. Stevenson
Ms. Stevenson is a venture partner at RIDGE-LANE Limited Partners, a strategic advisory and venture development firm. She serves as a fiduciary advisor to companies looking to accelerate growth through the use of technology. Formerly, Ms. Stevenson was a Senior Vice President at Lenovo where, during 2018, she led the $5 billion data center group business. She was responsible for the profit and loss statement of all data center products, platforms and software solutions. From September 2009 to February 2017, Ms. Stevenson was an executive officer and corporate vice president of Intel Corporation. Her most recent position at Intel was Chief Operating Officer (COO) for Intel’s Client and Internet of Things Businesses and Systems Architecture (CISA) Group. In this role, Ms. Stevenson was responsible for CISA’s operational excellence, strategic planning process and related cross-company coordination. Prior to the COO role, Ms. Stevenson served as Intel’s Chief Information Officer (CIO) from 2012 until August 2016. Previously, Ms. Stevenson held the position of Vice President and General Manager of Intel’s Global IT Operations and Services. Prior to joining Intel, Ms. Stevenson spent seven years at the former HP Enterprise Services, now DXC Technology, holding a variety of positions including Vice President of its Worldwide Communications, Media and Entertainment Industry Practice, as well as Vice President of Enterprise Service Management, where she oversaw the global development and delivery of enterprise services. Before joining HP Enterprise Services, from February 1983 to September 2002, Ms. Stevenson held several executive positions at IBM, including Vice President of Marketing and Operations of the eServer iSeries division. She serves on the board of directors of Skyworks Solutions, Inc. and previously served on the boards of directors of Cloudera and Riverbed Technology until 2017 and 2015, respectively. With the financial services industry increasingly reliant on technology, Ms. Stevenson’s deep operational and technology experience serve to enhance the Board’s overall makeup and make her an excellent candidate for the Board of Directors.
Luis Antonio Ubiñas
Mr. Ubiñas is currently President of the Board of Trustees of the Pan American Development Foundation, which invests nearly $100 million annually in development projects in Central and South America and the Caribbean. He also serves on several multilateral, governmental and nonprofit boards and advisory committees, including the Advisory Board of the United Nations Fund for International Partnerships. Mr. Ubiñas is a Trustee and Executive Committee member of the New York Public Library and Vice Chair of the Statue of Liberty-Ellis Island Foundation. In the private sector, Mr. Ubiñas is Lead Director at Electronic Arts, and serves on the boards of directors of GFR Media, the largest media company in Puerto Rico, and Shorelight Education. Mr. Ubiñas previously served as president of the Ford Foundation from 2008 through 2013. The Ford Foundation is the second largest foundation in the United States with an endowment of approximately $12 billion and operates worldwide, with offices in Asia, Africa, and Central and South America. While at the Ford Foundation, he led a broad-based restructuring of the organization, including a strategic resetting of its programs, reinvestment of over 80% of the endowment, and a rebuilding of facilities and systems. Prior to leading the Ford Foundation, Mr. Ubiñas was a Director at McKinsey & Company, leading the firm’s media practice on the West Coast, where he helped technology, telecommunications and media companies develop and implement strategies and improve operations. Much of his work focused on the opportunities and challenges represented by the global growth of broadband and wireless technologies and applications. Mr. Ubiñas is a Fellow of the American Academy of Arts and Sciences and a member of the Council on Foreign Relations. Along with his expertise in governance-related matters, we believe Mr. Ubiñas' deep knowledge in the marketing and media arenas will help the Board guide the Company as it implements a digital transformation and make him an excellent nominee for the Board.

Stephen M. Waters
Mr. Waters is the Chair of the Board of the Company and the board of directors of the Bank, and is Managing Partner of Compass Partners Capital LLC and its investment subsidiaries. He founded Compass Partners in 1996. Previously, Mr. Waters spent over 20 years advising corporate and financial entities both in the United States and internationally. Mr. Waters served from 1992 to 1996 as Co-Chief Executive Officer of Morgan Stanley, Europe, and was a member of Morgan Stanley’s worldwide 12-person Operating Committee. Mr. Waters joined Morgan Stanley as a Managing Director in the Mergers and Acquisitions Department in June 1988 and was Co-Director of that department from January 1990 to early 1992. Mr. Waters was Co-Director of the Mergers and Acquisition Department at Shearson Lehman Brothers from 1985 to 1988. He serves on the board of directors of Valero Energy Corporation, where he sits on the audit committee. Mr. Waters brings over 40 years of specific and relevant financial services experience to the Board, along with a deep understanding and practical knowledge of the investment management business. His background as a chief executive officer and director, as well as his extensive experience in investment management, economics, and mergers and acquisitions, make Mr. Waters an excellent nominee for the Board.

Lizabeth H. Zlatkus
Until her retirement from The Hartford Financial Services Group, Ms. Zlatkus held many senior leadership positions during her tenure from 1983 to 2011. These roles included both Chief Financial Officer and Chief Risk Officer of the Company, as well as Co-President of Hartford Life Insurance Companies.  She also previously served as Executive Vice President of two of the largest divisions of the firm, the international operations and the group life and disability divisions.  Ms. Zlatkus currently serves as a director on the boards of SE2 Holdings, Inc. and Indivior PLC, will become a member of the board of AXIS Capital Holdings Limited, effective March 15, 2019, and previously served as a director of Legal & General Group, Plc, and Computer Sciences Corporation.  She sits on the Pennsylvania State University Business School Board, where she served as Chair from 2012 to 2015, and sits on The Connecticut Science Center Trustee Board, serving on the executive committee.  Ms. Zlatkus has been recognized by the White House for her previous work supporting the disability community, and during that time participated as a member of The President’s Committee on Employment of People with Disabilities.  She was the cover feature of CFO magazine, was named one of the top 100 women executives by Business Insurance magazine, received the Pennsylvania State University Alumni Fellow award, and was named as Community Leader of the Year by the Cystic Fibrosis Foundation’s Connecticut Chapter.  Ms. Zlatkus served as Regulatory Chair for the North American Chief Risk Officers Council. She was a member on the Hewlett Packard Financial Services Board of Advisors, the LOMA board of directors, and a Trustee of the Connecticut Women’s Hall of Fame. Ms. Zlatkus’ extensive experience in the financial services arena, where she has deep expertise in risk and finance, regulation, governance, and operations, makes her an excellent nominee for the Board.

CORPORATE GOVERNANCE
The business of the Company is managed under the direction of the Company’s Board of Directors in accordance with the Massachusetts General Laws, the Company’s Restated Articles of Organization, as amended, and the Company’s Amended and Restated Bylaws (the "Bylaws"). The Board of Directors provides oversight of the Company’s activities for the benefit of its shareholders and other constituencies, which include the Company’s regulators, affiliated companies, employees, customers, suppliers, creditors and the communities in which the Company and its affiliates conduct business. The table below lists many of our governance practices.

Board and Other Governance Information
Majority Voting for Directors	Yes
Annual Election of All Directors	Yes
Diverse Board (as to Gender, Composition, Skills, Experience, etc.)*	Yes
Annual Board and Committee Self-Evaluation	Yes
Separate Chair of the Board and CEO	Yes
Independent Directors Meet Without Management at Regularly Scheduled Board Meetings	Yes
Annual Independent Director Evaluation of CEO	Yes
Code of Business Conduct and Ethics for Directors	Yes
Board Level Risk Management Committee	Yes
Size of Board*	9
Number of Independent Directors*	8
Average Director Age*	62
Average Director Tenure (in Years)*	5.3
Annual Equity Grant to Directors	Yes
Disclosure Committee for Financial Reporting	Yes
Director Stock Ownership Policy	Yes
Term and Age Limit Guidance for Directors	Yes
*Based on the nine director nominees named in this Proxy Statement.

Corporate Governance Guidelines
The Board of Directors has a particular focus on corporate governance, developing the strategic direction of the Company, and seeking to ensure the success of the Company’s business through the appointment and retention of qualified executive management. The Board has documented its commitment to serve the best interests of the Company and its shareholders in its Corporate Governance Guidelines which, among other things, describe our most important corporate governance practices and address issues such as director qualification standards, director responsibilities, board composition and structure, performance evaluation and succession planning. Under the Company’s Corporate Governance Guidelines, a director who reaches the age of 74 or a term of 20 years while serving as director is required to offer his or her resignation from the Board of Directors as of the next annual meeting of shareholders.
Board Leadership Structure
In accordance with the Company’s Bylaws, the Board of Directors elects the Chair of the Board and appoints the President, who also serves as Chief Executive Officer (“CEO”). The Board of Directors has adopted a policy that provides for separation of the roles of Chair of the Board and CEO.
The Governance and Executive Committee has established a Statement of Roles and Responsibilities (“Statement”) for the non-executive Chair of the Board of Directors (“non-executive Chair”). The Statement provides that the non-executive Chair may only be a member of the Board of Directors who has been determined to be independent under NASDAQ listing standards. The non-executive Chair is elected by the Company’s Board of Directors annually and may be removed at any time with or without cause. The non-executive Chair is responsible for the management, development and effective functioning of the Board of Directors and provides leadership in every aspect of the Board’s oversight of the Company. The non-executive Chair acts in an advisory capacity to the CEO and President of the Company, and to other executive officers in matters concerning the interests of the organization and the Board, as well as serving as the liaison between management and the Board of Directors. The duties of the Chair of the Board include the following:

•	setting agendas for the Board meetings in consultation with the CEO;

•	chairing Board meetings and ensuring that Board functions are effectively carried out;

•	chairing executive sessions of independent directors and providing feedback to the CEO and President, as appropriate;

•	serving as liaison for chairs of affiliated company boards, as needed;

•	facilitating the Board’s efforts to create and maintain practices that respond to feedback from shareholders and other stakeholders;

•	representing the Board at meetings with major shareholders and other stakeholder groups on governance-related matters, as may be requested from time to time;

•	providing advice on behalf of the Board to the CEO and President on major issues;

•	facilitating effective communication between directors and management, both inside and outside of meetings of the Board;

•	working with the CEO and President to ensure management strategies, plans and performance are appropriately risk assessed and represented to the Board; and

•	advising management in the planning of the strategy meeting.

The Governance and Executive Committee conducts a periodic review of the role and responsibilities of the non-executive Chair and this review is then presented to the full Board of Directors.
Board Committee Structure
In January of 2019, the Board of Directors realigned its committee structure to better address the evolving needs of the Company. As a part of this restructuring, the Board of Directors: (1) eliminated the former Growth Initiatives/Trust and Investment Committee (previously known as the Wealth Management/Trust and Investment Committee) and assigned this committee's fiduciary responsibilities relating to the operation of trusts and the administration of fiduciary accounts to the Audit Committee of the Bank; and (2) split the Compensation, Governance and Executive Committee into two separate committees, the Compensation Committee and the Governance and Executive Committee. As a result, the Board of Directors currently has four standing committees: the Audit and Finance Committee; the Compensation Committee; the Governance and Executive Committee; and the Risk Management Committee.
Each committee is comprised solely of members of the Board of Directors who have been determined to meet the definition of independent directors in accordance with NASDAQ listing standards. All committees have adopted charters that provide a statement of the respective committee’s roles and responsibilities. Current charters for the Audit and Finance Committee and the Compensation Committee can be viewed online by accessing the Company’s website at www.bostonprivate.com, selecting the “Investor Relations” link at the bottom of the page, and then selecting “Corporate Governance” under “Governance.”
Risk Oversight
The Board of Directors and its committees play an important role in the risk oversight of the Company and its management, and exercise direct decision-making authority with respect to significant matters, including the development of limits and specific risk tolerances. The Board of Directors and its committees also are each directly responsible for considering and overseeing risks in specified areas. In light of the Company’s overall business and market, the extensive regulatory schemes under which the Company and its affiliates operate, and the complexities of the Company’s operations as a whole, the Board has established a Risk Management Committee that is tasked with specific responsibility for direct oversight of all of the risks inherent in the Company’s business, along with management of the enterprise-wide risk management program. The Risk Management Committee consults with management and outside experts, and provides regular, detailed reporting and recommendations on risk-related actions to the full Board. The Risk Management Committee also monitors the risk management function, reviews risk assessments and other risk reporting for all of the Company’s business segments and operations, and adopts and directs the implementation of risk management policies that relate to both the Company and its subsidiaries, including the Bank.
In addition to the Risk Management Committee, the Board of Directors administers its risk oversight function through:

•
the review and discussion of periodic reports to the Board of Directors and its committees on topics relating to the risks that the Company faces, including, among others, credit risk, interest rate risk, operational risks (including cybersecurity and technology-related risks), and compliance and regulatory risk;

•	monitoring the level and trend of such risks relative to pre-approved appetites and the ability to manage and mitigate such risks;

•
the required approval by the Board of Directors (or a committee thereof) of significant transactions and other decisions, including final budgets, material uses of capital, strategic direction, and executive management hiring and promotions;

•
the direct oversight of specific areas of the Company’s business by the Risk Management Committee, the Audit and Finance Committee, the Compensation Committee and the Governance and Executive Committee; and

•
regular periodic reports from the Company’s internal and external auditors and other third party consultants regarding areas of potential risk, including, among others, those relating to the Company’s internal controls and financial reporting.

The Board of Directors also relies on management to bring significant matters impacting the Company and its subsidiaries to the Board of Directors’ attention.
Risk Review and Analysis of Incentive Compensation Arrangements
The Company’s compensation program is designed to offer competitive pay for performance, aligning with the Company’s short- and long-term business strategies, risk appetite and shareholder interests. The Board oversees the Company’s incentive compensation programs, primarily though the Compensation Committee, with additional input from the Company’s Chief Risk Officer, Chief Human Resources Officer, General Counsel, Chief Financial Officer and Manager of Compensation. The Compensation, Governance and Executive Committee (the predecessor to the current Compensation Committee which was established in January 2019) conducted a detailed review of the Company’s incentive compensation arrangements. This review focused on: (1) the compensation plans of the persons identified as named executive officers (“NEOs”) in this Proxy Statement to ensure that such plans do not encourage the NEOs to take unnecessary or excessive risks that threaten the value of the Company; (2) employee compensation plans in light of the risks posed to the Company by such plans and how to limit these risks; and (3) employee compensation plans to ensure these plans do not encourage the manipulation of reported earnings to enhance compensation. In 2018, the majority of incentive compensation plans reviewed were categorized as low risk. NEO compensation plans are described in detail in “Compensation Discussion and Analysis.” The Compensation Committee has determined to conduct future incentive compensation reviews for the non-Bank segments on a biennial basis, with interim reviews if material changes occur.
The Compensation Committee believes that appropriate controls are in place to minimize the risk of unnecessary and inappropriate risk-taking as a result of the incentive plans and to discourage the manipulation of earnings to enhance compensation. Such controls include mechanisms to claw back compensation in certain circumstances, enhanced governance processes for compensation reviews and on-going monitoring of employee compensation that may trigger additional individual or plan reviews.
The Compensation Committee believes that the balance of base compensation, variable annual incentive bonuses determined based on Company and individual performance, and long-term equity incentive compensation is weighted to discourage excessive or unnecessary risk-taking. Further, the Compensation Committee believes that the long-term equity components of compensation encourage the Company’s executives to focus on elements of the Company’s performance to influence long-term value creation and share price appreciation.

Committees of the Board and Related Matters

The following table sets forth membership on the committees that were in place during 2018 and the number of meetings held during 2018.

Name	Audit and Finance	Compensation, Governance and Executive (1)	Risk Management	Growth Initiatives/Trust and Investment Committee (2)
Mark F. Furlong (3), (4), (5)	•
Joseph C. Guyaux (3)		•	•
Deborah F. Kuenstner (3), (4), (6)		Chair (10)
Gloria C. Larson (3)		•	•
Daniel P. Nolan (3), (4), (11)	•			•
Kimberly S. Stevenson (3), (4)			Chair (10)	•
Luis Antonio Ubiñas (3), (4), (7)	•			Chair (10)
Stephen M. Waters (3), (4). (8)		•
Lizabeth H. Zlatkus (3), (4), (9)	Chair (10)
Number of Committee Meetings Held in 2018	9	8	8	7

(1)
In January of 2019, the Board of Directors split the Compensation, Governance and Executive Committee into two separate committees, the Compensation Committee and the Governance and Executive Committee.

(2)
In April of 2018, the former Wealth Management/Trust and Investment Committee became the Growth Initiatives/Trust and Investment Committee. In January of 2019, the Board of Directors eliminated the Growth Initiatives/Trust and Investment Committee.

(3)	Our Board of Directors has determined that this member meets the definition of an independent director under NASDAQ listing standards.

(4)	Our Board of Directors has determined that this member meets the definition of an “audit committee financial expert” under SEC regulations.

(5)	Mark F. Furlong left the Growth Initiatives/Trust and Investment Committee as of April 2018.

(6)	Deborah F. Kuenstner left the Audit and Finance Committee as of April 2018.

(7)
Luis Antonio Ubiñas left the Compensation, Governance, and Executive Committee and the Risk Management Committee as of April 2018 and joined the Audit and Finance Committee and the Growth Initiatives/Trust and Investment Committee as of April 2018.

(8)	Stephen M. Waters left the Growth Initiatives/Trust and Investment Committee as of April 2018.

(9)	Lizabeth H. Zlatkus left the Compensation, Governance, and Executive Committee as of April 2018.

(10)	Indicates Chair as of December 31, 2018.

(11)	On February 14, 2019, Mr. Nolan resigned from the Board of Directors of the Company.

Attendance at Board and Committee Meetings and the Annual Meeting

The Board of Directors held 11 meetings of the full Board during 2018. In 2018, each of the directors attended at least 75% of the aggregate number of meetings of the full Board of Directors and relevant committees held during the time such person was a director. The Company does not have a policy of requiring directors to attend the annual meeting of shareholders. The Company does, however, typically schedule a meeting of its Board of Directors the day before or close to the annual meeting of shareholders to facilitate each director’s attendance at the annual meeting. Six of the Company’s non-executive directors attended the 2018 annual meeting.
Executive Sessions without Management

To promote candid discussion among the non-management directors, the Board of Directors schedules regular executive sessions in which non-management directors meet without management’s participation. Such sessions typically occur at every regularly scheduled Board and committee meeting. The Chair of the Board or the respective committee chairperson is the presiding director at these executive sessions.

Audit and Finance Committee

All members of the Audit and Finance Committee are “audit committee financial experts” as defined in SEC regulations and are independent as defined under the NASDAQ listing standards. Pursuant to the Audit and Finance Committee’s charter, the Audit and Finance Committee assists the Board in its oversight of (1) the process of reporting the Company’s financial statements; (2) the system of internal controls as it relates to financial reporting and risk management; (3) the audit process; (4) the Company’s process for monitoring compliance with laws and regulations and the Code of Business Conduct and Ethics; (5) the review and approval of the Company’s declaration of dividends; and (6) the qualifications, independence and performance of the Company’s independent registered public accounting firm in accordance with SEC regulations. The Audit and Finance Committee is solely responsible for retaining the Company’s independent registered public accounting firm. The Audit and Finance Committee also conducts analysis and makes recommendations to the Board and management regarding the Company’s financial planning, capital structure, capital raising, proposed acquisitions, mergers and divestitures, overall strategic planning, and financial performance, as relevant.

Risk Management Committee

The Risk Management Committee’s responsibilities are described above under “Risk Oversight.”

Compensation Committee

The Compensation Committee makes recommendations to the Board of Directors, where necessary, on certain matters including, but not limited to, changes to compensation plans and adoption of new plans, and changes to the CEO’s compensation and to Board compensation programs. The Compensation Committee has been delegated the authority by the Board of Directors to approve compensation matters for all executive officers. Compensation decisions relating to the CEO are also reviewed and approved by the entire Board. For additional information on the Compensation Committee’s process for consideration and determination of executive officer and director compensation, please see “Compensation Discussion and Analysis.”

Governance and Executive Committee

The Governance and Executive Committee periodically reviews arrangements for the overall governance of the Company by the Board of Directors and its committees and, among other things, assists the Board of Directors by evaluating the performance of the Board and its committees, identifies individuals qualified to become members of the Board, recommends the slate of candidates to be nominated for election to the Board of Directors and on the board of the Bank, recommends the members and the chairs of the committees of the Board, adopts and implements governance practices and policies applicable to both the Company and its subsidiaries, and reviews and assesses the charters of all committees of the Board. In addition, the Committee serves as the Executive Committee of the Bank’s board of directors.
Consideration of Director Nominees
The Governance and Executive Committee is responsible for identifying, assessing and recommending the slate of candidates to be nominated for election to the Board of Directors. The Governance and Executive Committee uses a variety of methods for identifying and evaluating nominees for director, and assesses the mix of skills and the performance of the Board as a whole on an annual basis. In the course of establishing the slate of nominees for director each year, the Governance and Executive Committee will consider whether vacancies on the Board are expected due to retirement or otherwise, the skills represented by retiring and continuing directors, and additional skills highlighted during the annual Board self-assessment process that could improve the overall quality and ability of the Board to carry out its responsibilities. When vacancies are anticipated or arise, the Governance and Executive Committee considers various potential candidates for director. Candidates may come to the attention of the Governance and Executive Committee through the business and other networks of the existing members of the Board or from management. The Governance and Executive Committee may also solicit recommendations for director nominees from independent search firms or any other source it deems appropriate, and has most recently sourced non-incumbent candidates through retention of such independent search firms. The Governance and Executive Committee reviews the performance, skills and characteristics of all incumbent directors before making a determination to recommend that the full Board nominate him or her for re-election.
The Governance and Executive Committee requires all nominees and candidates to possess the highest personal and professional ethics, integrity and values; to be committed to representing the long-term interests of our shareholders; to be able to devote consistently an appropriate amount of time to be informed about the Company’s business and strategy; a balanced perspective, strong business and financial acumen; and an ability to approach all decision making with a high level of confidence and independence. In addition to reviewing a candidate’s background and accomplishments, candidates are reviewed in the context of the current composition of the Board of Directors and the Company’s evolving needs.
Pursuant to the Company's Corporate Governance Guidelines established by the Board, no more than two members of the Board may be executive members, and all others must meet the definition of an “independent director” under NASDAQ listing standards. The CEO will always be a member of the Board. The Board of Directors elected Anthony DeChellis to the Board, effective as of November 26, 2018, when he became the Chief Executive Officer and President of the Company. Currently, the CEO is the only member of the Board who is not independent. On an annual basis, the Governance and Executive Committee reviews the independence status of each member of the Board to determine whether any relationship is inconsistent with a determination that the director is independent. The most recent review was undertaken in January 2019 and, as a result, the Board, after such review, determined that each of the Company’s non-executive directors (Mses. Kuenstner, Larson, Stevenson, and Zlatkus, and Messrs. Furlong, Guyaux, Ubiñas and Waters) meets the qualifications for independence in accordance with NASDAQ listing standards.
Directors of the Company are nominated in accordance with the Company’s Bylaws, which provide that directors may be nominated (1) by a majority of the Board of Directors, or (2) by any holder of record of any shares of the capital stock of the Company entitled to vote at the annual meeting of shareholders. While the Governance and Executive Committee does not have a formal policy regarding consideration of any director candidates recommended by shareholders, such candidates are evaluated on the same basis as candidates recommended from other sources. A shareholder wishing to nominate a director separately from the slate of directors nominated by the Company for the 2020 annual meeting should follow the procedures described in this Proxy Statement under the heading “Submission of Shareholder Proposals for 2020 Annual Meeting.” Any shareholder who seeks to make such a nomination for the 2020 annual meeting must be present in person at such annual meeting.
Code of Business Conduct and Ethics
The Company has adopted a Code of Business Conduct and Ethics which applies to all of the Company’s and its subsidiaries’ employees, officers, and directors. In addition, the Company maintains procedures for the confidential, anonymous submission of any complaints or concerns about the Company, including complaints regarding accounting, internal accounting controls or auditing matters. Shareholders may access the Code of Business Conduct and Ethics by accessing the Company’s website at www.bostonprivate.com, selecting the “Investor Relations” link at the bottom of the page, and then selecting “Corporate Governance” under “Governance.”
Shareholders’ Communications with the Board of Directors
Shareholders wishing to communicate with the Company’s Board of Directors should email the Company’s investor relations department at investor-relations@bostonprivate.com, call 888-666-1363 or mail the Company’s main address at Ten Post Office Square, Boston, Massachusetts 02109, Attention: Investor Relations. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters should clearly state whether the intended recipients are all members of the Board or specified individual directors. All communications will be reviewed by the Company’s investor relations department, which will determine whether the communication will be relayed to the Board or the director. Except for resumes, sales and marketing communications or notices regarding seminars or conferences, summaries of all shareholder communications will be provided to the Board.

INFORMATION REGARDING EXECUTIVE OFFICERS
The following table lists the name, age and current position of each executive officer of the Company.

Name	Age	Current Position
Maura S. Almy	53	Executive Vice President and Chief Operating and Platform Officer of the Company and the Bank
Anthony DeChellis	56	Chief Executive Officer and President of the Company and the Bank
Steven M. Gaven	39	Executive Vice President and Chief Financial Officer of the Company and the Bank; Chief Financial Officer, Boston Private Wealth LLC
Corey A. Griffin	57	Executive Vice President of the Company and the Bank; Chief Executive Officer, Boston Private Wealth LLC; Chief Executive Officer – Private Clients Group of the Bank
David J. Kaye	54	Executive Vice President of the Company and the Bank; Chief Executive Officer – Corporate Clients Group of the Bank
W. Timothy MacDonald	60	Executive Vice President and Chief Risk Officer of the Company and the Bank
Joy McCune	51	Executive Vice President and Chief Human Resources Officer of the Company and the Bank
Jacqueline S. Shoback	52	Executive Vice President and Chief Marketing Officer of the Company and the Bank
Paul M. Simons	53	Executive Vice President and Chief of Corporate Strategy and Development of the Company and the Bank
Pursuant to the Bylaws of the Company, the President, Treasurer and Secretary of the Company hold office until the first meeting of the directors following the annual meeting of shareholders. Other officers shall hold office for the same term described above, unless a shorter term is specified in the vote electing or appointing them.
Maura S. Almy. Ms. Almy joined the Company in February 2019 as Executive Vice President and Chief Operating and Platform Officer of the Company and the Bank. Ms. Almy has over 35 years of experience in roles spanning across retail trading, client relationship management, sales, operations and technology. Prior to joining the Company, from January 2014 to July 2018, Ms. Almy was a Senior Vice President and Chief Operating Officer of Santander Securities LLC USA, where she led the operations, information technology, project management, vendor management and business continuity planning functions; managed wealth management for the investments division; built middle office call centers; and conceptualized and implemented Salesforce applications for the various business lines within the organization. She also served on various committees at Santander Securities, including as a voting member of the Executive Committee, the elected chair of the Risk Committee (2014 to 2016) and a voting member of the New Product Committee. From April 2009 to October 2013, Ms. Almy held the positions of Director, and subsequently Managing Director, at Credit Suisse - Private Banking Americas. During her tenure there, she oversaw operations and technology, and led the organization's expansion into Chile, as well as its efforts to build out operations and technology solutions to meet needs of The Americas client marketplace. Prior to Credit Suisse, Ms. Almy served in numerous leadership roles at Fidelity Investments, Barber & Bronson, Bear Stearns & Co. Inc., Dean Whitter / Morgan Stanley, among others, managing operations platforms delivered through technology.
Steven M. Gaven. Mr. Gaven joined the Company in November 2011 as Vice President, Corporate Finance and Director of Investor Relations of the Company. In February 2016, he was named Chief Financial Officer of Boston Private Wealth LLC ("BPW"), a wholly-owned subsidiary of the Bank. He became Executive Vice President and Chief Financial Officer of the Company and the Bank in January 2018 while also continuing in his role as Chief Financial Officer of BPW. Prior to joining the Company, Mr. Gaven was a member of the U.S. Industrials equity research team at Susquehanna International Group after holding several corporate finance roles at Investor Financial Services Corp. Mr. Gaven serves on the board of directors of the Bank, BPW and KLS Professional Advisors Group, LLC, all of which are affiliates of the Company.
Corey A. Griffin. Mr. Griffin became a consultant for the Company in September 2013 and joined the Company as an employee in May 2014. He is currently Executive Vice President of the Company and the Bank and Chief Executive Officer – Private Clients Group of the Bank, a role he assumed in January 2018. He also serves as the Chief Executive Officer of BPW. Prior to joining the Company, Mr. Griffin served as President of The Davis Companies, an institutional real estate investment manager, from September 2011 to February 2013. From 1994 to 2011 he worked with Bank of New York Mellon where he served as

Chairman and Chief Executive Officer of The Boston Company Asset Management from 2002 to 2009. Under Mr. Griffin’s leadership, The Boston Company opened offices worldwide while developing a $75 billion global, multi-strategy equity business across the style and capitalization spectrum with clients in North and South America, Europe, Asia and Africa. He also served as a member of the Bank of New York Mellon’s Operating, Ethics, and Product Development Committees and as a board member of Standish Mellon Asset Management. Mr. Griffin serves on the boards of directors of the Bank and BPW, each of which are affiliates of the Company. On March 6, 2019, the Company announced the departure of Mr. Griffin, effective May 31, 2019.
David J. Kaye. Mr. Kaye joined the Company in 2007 and is currently Executive Vice President of the Company and the Bank and Chief Executive Officer - Corporate Clients Group of the Bank, a role he assumed in January 2018. Previously, he served as Executive Vice President, Chief Financial and Administrative Officer of the Company and the Bank. Before joining the Company, Mr. Kaye served as Senior Vice President and Chief Financial Officer for Columbia Management, Bank of America’s asset management organization where he led a team of finance professionals responsible for all financial reporting for the organization and served as a strategic advisor to the group’s President. Prior to that position, Mr. Kaye was the Chief Financial Officer of Bank of America’s Private Bank. Previously, Mr. Kaye was the Vice President and Controller for Goldman Sachs Asset Management, heading a team that performed all financial reporting functions for the division. Earlier in his career, he held several finance positions at Lehman Brothers, and was a consultant with Coopers & Lybrand Consulting. He is a Certified Management Accountant (CMA). Mr. Kaye serves on the boards of directors of the Bank and BPW, each of which are affiliates of the Company. On March 6, 2019, the Company announced the departure of Mr. Kaye, effective March 22, 2019.
W. Timothy MacDonald. Mr. MacDonald is Executive Vice President and Chief Risk Officer of the Company and the Bank, responsible for overseeing the company’s governance and strategy for enterprise risk management, including relationships with key regulators. Mr. MacDonald joined the Company in 2009. First serving as Senior Vice President, Deputy Chief Risk Officer, he was named Executive Vice President and Chief Risk Officer of the Bank in March 2011 and, in January 2013, Mr. MacDonald was elected Executive Vice President and Chief Risk Officer of the Company. As Chief Risk Officer, Mr. MacDonald oversees all aspects of the Enterprise Risk Management program that includes risk analytics, model risk management, operational risk management, financial crimes prevention and investigation, information security, and loan review functions. His team leads efforts to build and sustain a strong culture in which all employees understand the importance of managing risk to deliver responsible growth and serve our customers, clients and communities. Prior to joining Boston Private, Mr. MacDonald held key positions at GE Capital from 2006 to 2009, where he was responsible for overseeing various initiatives as Vice President of Risk Monitoring and Controllership. He also worked at KPMG LLP, the Federal Reserve System and Shawmut Bank. He is a CFA charterholder and an active member of various professional risk management associations.
Joy McCune. Ms. McCune joined the Company in August 2018 as Executive Vice President and Chief Human Resources Officer of the Company and the Bank. Previously, Ms. McCune was the Chief Human Resources Officer at Boston Financial Data Services from 2015 to 2017, with responsibility for the Human Resources organization, charitable giving and employee communications. From 1997 to 2015, she served as a senior vice president at State Street Corporation, where she was responsible for providing strategic support to the State Street Management Committee and their global lines of business and led efforts in support of succession planning, new business line launches, and human resources matters in mergers and acquisitions.  Her early experience also includes various human resources roles at other financial services and technology companies. Ms. McCune is a member of the Board of Overseers for Big Brothers Big Sisters of Massachusetts Bay, a former member of the Board of Directors of New England Human Resources Association, and a former Governing Body Member of Evanta CHRO Leadership.
Jacqueline S. Shoback. Ms. Shoback joined the Company in February 2015 and is currently Executive Vice President and Chief Marketing Officer of the Company and the Bank, a role she assumed in January 2019. Previously, she served as Chief Executive Officer – Emerging Businesses and Client Experience of the Bank as well as Chief Client Development Officer of the Company and the Bank. She is an accomplished and seasoned executive with deep financial services and multi-channel retail experience, having run businesses and managed profit and loss statements ranging from $50 million to over $1 billion in revenue.  Prior to the Company, Ms. Shoback spent four years as Senior Vice President, Head of Individual and Retail Marketing, at TIAA-CREF, a wealth management and financial services provider. Before joining TIAA-CREF, Ms. Shoback was Senior Vice President, Head of High Net Worth and Mass Affluent Customer Segments for the retail division of Fidelity Investments. During her seven years there, she held senior leadership positions in Distribution, Marketing and Operations, including Head of Distribution National Sales and Service. Previously, Ms. Shoback worked at Staples for 10 years where she held a number of strategic executive marketing, operational and general management roles both in the United States and internationally. She is a member of the Wellesley College Alumnae Business Leadership Council, serves on the boards of CUNA Mutual Group and Harvard Student Agencies, and is on the board and investment committee for the Brookline Library Foundation. She is also a member of the Massachusetts Women’s Forum and the Women Corporate Directors. Ms. Shoback serves on the board of directors of the Bank, an affiliate of the Company.

Paul M. Simons. Mr. Simons joined the Company in December 2018 as Executive Vice President and Chief of Corporate Strategy and Development of the Company and the Bank.  Effective on March 15, 2019, Mr. Simons will become the President of Private Banking, Wealth & Trust of the Bank, while continuing to serve in his role as Executive Vice President of the Company and the Bank. With over 30 years of experience in the financial services sector, he has demonstrated expertise and leadership in virtually every aspect of financial services, including asset management, wealth management, financial technology, private banking, investment banking, family office and client relationship management.  From May 2017 to November 2018, Mr. Simons was a Managing Director of Seaport Global Holdings, an institutional securities firm, where he developed and launched Seaport Global Asset Management, a business to diversify the firm’s revenue streams and deliver bespoke managed investment solutions to wealthy families and related entities.  Prior to joining Seaport, from December 2014 to October 2016, he served as provisional CEO for a start-up financial information and technology company.  In this role, he led the delivery of a launch-ready comprehensive digital investment, capital markets origination, and advanced data and analytics platform for investors, advisors, financial institutions.  From 2006 to 2011, Mr. Simons held a range of positions with increasing responsibility at Credit Suisse, beginning with Managing Director, Head of Americas Client Solution Group, before becoming Managing Director, Co-Head of Private Banking USA, and ending with his promotion to Managing Director, Head of Americas Wealth Management Solutions, a position in which he was responsible for the management and development of onshore investment product and service platforms across North and South America.  During his tenure at Credit Suisse, Mr. Simons also was an active member of the firm’s Global Executive Committee and Managing Director Evaluation Committee.  From 1988 to 2006, Mr. Simons held various positions at Merrill Lynch, including Managing Director, Global Markets and Investment Banking. He serves on the board of Intonation Music Workshop, a non-profit music education initiative directed towards underserved youth in the Chicago area, and as a trustee of Millbrook School, a private coeducational boarding school in Millbrook NY. Mr. Simons serves on the board of directors of Dalton, Greiner, Hartman, Maher & Co., LLC, an affiliate of the Company.
For biographical information regarding Anthony DeChellis see “Information Regarding Director Nominees.”
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires that the Company’s officers and directors and persons who own beneficially more than 10% of the Company’s outstanding shares of common stock file reports of ownership and changes in ownership with the SEC. Based solely upon a review of the reports and amendments thereto filed with the SEC under Section 16(a), copies of which are required to be furnished to the Company under SEC regulations, during and with respect to fiscal year 2018, no officer, director or person who owns beneficially more than 10% of the Company’s outstanding shares of common stock failed to file such reports on a timely basis with the exception of Joseph C. Guyuax who did not file timely two Form 4s with respect to transactions effected by his wife’s trust account.

Principal Shareholders
The following table sets forth the beneficial ownership of the Company’s common stock as of January 30, 2019 with respect to (1) each director and nominee for director; (2) each of the Company’s named executive officers identified in this Proxy Statement; and (3) all directors and executive officers of the Company as a group.

Name*	Common Stock (1)	Exercisable Options	Percentage of Outstanding Stock (2)
Current Directors
Mark F. Furlong	20,498	—	**
Joseph C. Guyaux	8,487	—	**
Deborah F. Kuenstner	130,922	—	**
Gloria C. Larson	17,921	—	**
Daniel P. Nolan (3)	65,330	—	**
Kimberly S. Stevenson	29,302	—	**
Luis Antonio Ubiñas	4,759	—	**
Stephen M. Waters	24,255	—	**
Lizabeth H. Zlatkus	18,397	—	**
Named Executive Officers (4)
Anthony DeChellis***	150,079	—	**
Clayton G. Deutsch	737,204	—	**
Steven M. Gaven	6,531	5	**
Corey A. Griffin	78,773	—	**
David J. Kaye	110,333	—	**
Jacqueline S. Shoback	39,451	—	**
All Current Directors, Nominees and Executive Officers as a Group (18 Persons) (5)	1,554,346	14,764	1.87%

*	Unless otherwise indicated, the address is c/o Boston Private Financial Holdings, Inc., Ten Post Office Square, Boston, MA 02109.

**	Represents less than 1%

***	Mr. DeChellis is also a director of the Company.

(1)
Beneficial share ownership is determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Accordingly, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote such security or the power to dispose of such security. The amounts set forth above as beneficially owned include shares owned, if any, by spouses and relatives living in the same home as to which beneficial ownership may be disclaimed.

(2)	Percentages held by executive officers and directors individually and as a group are calculated on the basis of 83,747,159 shares of common stock outstanding as of January 30, 2019.

(3)	On February 14, 2019, Mr. Nolan resigned from the Board of Directors of the Company.

(4)
Performance shares, restricted stock units and performance stock units that are not eligible to vest within 60 days of January 30, 2019 are not included as executive officers have no beneficial interest in such equity awards until either established performance criteria are met or a vesting time period has lapsed. Please see “Compensation Discussion and Analysis.”

(5)	Includes 112,104 shares of common stock and 14,759 exercisable options held by the Company’s current executive officers not identified on this table.

The following table lists persons known by the Company to own beneficially more than five percent of the Company’s outstanding shares of common stock as of December 31, 2018.

Name and Business Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Stock
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055	12,429,392 (1)	14.70%
The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355	8,921,482 (2)	10.57%
FMR LLC, 245 Summer Street, Boston, MA 02210	6,609,585 (3)	7.83%
Dimensional Fund Advisors LP, Building One, 6300 Bee Cave Road, Austin, Texas, 78746	5,594,923 (4)	6.63%

(1)
This information is based solely on a Schedule 13G/A filed with the SEC on January 24, 2019 by BlackRock, Inc., in which it reported sole voting power of 11,970,819 shares and sole dispositive power of 12,429,392 shares. In this same Schedule 13G/A filing, BlackRock identified iShares Core S&P Small-Cap ETF as having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, more than 5% of our shares.

(2)
This information is based solely on a Schedule 13G/A filed with the SEC on February 11, 2019 by The Vanguard Group, in which it reported sole voting power of 79,771 shares, shared voting power of 20,895 shares, sole dispositive power of 8,827,521 shares and shared dispositive power of 93,961 shares.

(3)
This information is based solely on a Schedule 13G/A filed with the SEC on February 13, 2019 by FMR LLC, in which it reported sole voting power of 3,170,527 shares and sole dispositive power of 6,609,585 shares.

(4)
This information is based solely on a Schedule 13G/A filed with the SEC on February 8, 2019 by Dimensional Fund Advisors LP, in which it reported sole voting power of 5,294,600 shares and sole dispositive power of 5,594,923 shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis (“CD&A”) describes the Company’s executive compensation program, 2018 total compensation for the Company’s named executive officers (“NEOs”), and how the Compensation, Governance and Executive Committee of the Company’s Board of Directors (the predecessor to the current Compensation Committee which was established in January 2019) (the “Committee”) determined 2018 compensation for the Company’s NEOs listed below.

NEOs reported in this year’s CD&A (titles as of December 31, 2018):

•	Anthony DeChellis - Chief Executive Officer and President of the Company and the Bank

•	Clayton G. Deutsch - retired Chief Executive Officer and President of the Company and retired Chief Executive Officer of the Bank

•	Steven M. Gaven - Executive Vice President and Chief Financial Officer of the Company and the Bank; Chief Financial Officer, BPW

•	David J. Kaye - Executive Vice President of the Company and the Bank; Chief Executive Officer – Corporate Clients Group of the Bank

•	Corey A. Griffin - Executive Vice President of the Company and the Bank; Chief Executive Officer – Private Clients Group of the Bank; Chief Executive Officer, BPW

•	Jacqueline S. Shoback - Executive Vice President of the Company and the Bank; Chief Executive Officer – Emerging Businesses and Client Experience of the Bank

On November 5, 2018, the Company announced the resignation of Clayton G. Deutsch as Chief Executive Officer and President of the Company and as a member of the Board of Directors, effective as of November 26, 2018, and the appointment of Anthony DeChellis as Mr. Deutsch's successor. Mr. Deutsch's formal retirement date was December 31, 2018. As of January 1, 2019, the NEOs with continuing employment relationships with the Company were Ms. Shoback and Messrs. DeChellis, Gaven, Kaye and Griffin. On March 6, 2019, the Company announced the departures of Mr. Kaye, effective March 22, 2019, and Mr. Griffin, effective May 31, 2019.

The Company’s executive compensation program and related actions are intended to reward sustained, long-term performance and returns for shareholders consistent with the Company’s overall risk profile and disciplined growth strategy. All compensation actions taken in 2018 reflect the Committee’s commitment to shareholder-aligned governance and compensation arrangements.

2018 Operational and Financial Highlights

The Company's primary strategic objective in recent years has been the pursuit of a “One Boston Private” strategy for delivering integrated wealth management, trust, and commercial and private banking solutions to its clients. Management believes that a Company focused on providing holistic financial advice, combined with balance sheet solutions, will deliver higher risk adjusted returns and create long-term value for its shareholders.
As part of this objective, the Company simplified its corporate structure by divesting two affiliates that did not align with our strategy:

•	On December 20, 2017, the Company announced the divestiture of Anchor Capital Advisors, LLC ("Anchor"). The transaction closed on April 13, 2018.

•
On October 17, 2018, the Company announced the divestiture of Bingham, Osborn, and Scarborough, LLC ("BOS," and together with Anchor, the "Divested Affiliates"). The transaction closed on December 3, 2018.

The proceeds from these divestitures contributed to higher levels of capital, creating flexibility for future investments and growth in the core wealth management, trust, and commercial and private banking businesses and for capital return to shareholders.

•
During 2018, the Company's tangible book value per share (non-GAAP measure) increased to $8.18, a 15% year-over-year increase. Tangible book value per share is calculated as tangible common equity (total shareholder equity less goodwill and intangible assets) divided by common shares outstanding.

•
At the same time, the Company returned $62.4 million, or 72% of operating net income, to shareholders through dividends and share repurchases, including the completion of a $20 million share repurchase program.

Management believes the sales of the Divested Affiliates were in the best long-term interests of shareholders. The sales resulted in notable gains, losses, and tax expense in 2017 and 2018 GAAP earnings and created a near-term earnings headwind due to the lost earnings from the Divested Affiliates.

Financial Highlights:

•	2018 GAAP diluted earnings per share was $0.92.

•
2018 operating diluted earnings per share was $0.97, a 10% year-over-year increase compared to $0.88 in 2017. Management believes that operating earnings per share more accurately reflects the core earnings power of the Company's business than GAAP earnings per share. A full reconciliation from GAAP to operating financial metrics, including earnings, can be found in the table on page 21.

•	2018 GAAP return on average common equity ("ROACE") was 10.7%. 2018 operating ROACE was 11.2%, an increase from 10.1% in 2017.

•
2018 operating Pre-Tax, Pre-Provision ("PTPP") earnings was $106.9 million, a 2% year-over-year increase from 2017. The increase was driven by 8% growth in the Company's core business, partially offset by lost earnings from the Divested Affiliates.

•
During the third quarter of 2018, the Company initiated an efficiency program guided by a focus on improving operating efficiency and sustained earnings enhancement. The program included a net reduction in total employees of approximately 7% and resulted in a restructuring expense in 2018 of $7.8 million. The Company expects these actions will result in annual expense reduction in excess of $11.0 million, with the full impact of the savings evident in 2019.

•
The Company increased its quarterly dividend in 2018 to $0.12 per share, the eighth such increase in the past seven years. In 2018, the Company paid $0.48 of dividends per common share and had $0.97 of operating diluted earnings per share, resulting in a 49% payout ratio on operating earnings.

Asset Quality:
Disciplined balance sheet risk management is a central element of our strategy. The Company targets top quartile credit metrics relative to the KBW Regional Banking Index ("KRX").

•	Nonperforming assets as a percentage of total assets were 0.17% at December 31, 2018, compared to the KRX median of 0.52%. The Company was in the 96th percentile relative to the KRX.

•	Total net loans (charged-off) / recovered as a percentage of average loans for 2018 were 0.04%, compared to the KRX median of (0.15%). The Company was in the 96th percentile relative to the KRX.

Total Shareholder Return ("TSR"):

The Company delivered a TSR of (29)% during 2018, under-performing the KRX median of (18)%. The Committee took into consideration this under-performance when determining management compensation in 2018, as discussed below.

The Company's cumulative stock price appreciation (i.e., stock price growth excluding the reinvestment of dividends) from August of 2010, when Mr. Deutsch joined the Company as CEO, through December 31, 2018, the end of the year in which he retired, was 60%, under-performing the KRX return of 85% and the S&P 500 return of 128% in the same period.

BPFH Total Shareholder Return	BPFH vs. Index Relative Performance
______________________
Source: S&P Market Intelligence

The table below summarizes adjustments made to the Company's GAAP results:

($ in millions)	Full Year 2018			Full Year 2017
	GAAP	Adj.	Operating	GAAP	Adj.	Operating
Net interest income	$234.6	$—	$234.6	$224.7	$—	$224.7
Core fees and income	131.6	—	131.6	152.8	—	152.8
Other income	18.4	(18.1)	0.2	1.2	1.3	2.4
Total revenue	384.6	(18.1)	366.4	378.7	1.3	379.9
Total expense	267.4	(7.8)	259.5	299.9	(25.3)	274.6
Pre-tax, pre-provision income	117.2	(10.3)	106.9	78.7	26.6	105.3
Provision expense / (credit)	(2.2)	—	(2.2)	(7.7)	—	(7.7)
Pre-tax income	119.4	(10.3)	109.1	86.4	26.6	113.0
Taxes	37.5	(14.6)	23.0	46.2	(12.3)	33.9
Discontinued operations	2.0	—	2.0	4.9	—	4.9
Noncontrolling interest	3.5	—	3.5	4.5	—	4.5
Net income	$80.4	$4.3	$84.6	$40.6	$38.9	$79.5

Diluted Earnings Per Share	$0.92		$0.97	$0.42		$0.88
ROACE	10.7%		11.2%	5.0%		10.1%
ROATCE	12.5%		13.1%	7.0%		13.6%

Full year 2018 operating results have been adjusted to exclude the after-tax impact of:

•	$18.1 million gain on sale and $3.5 million tax expense related to the divestiture of BOS;

•	$7.8 million of restructuring charges related to efficiency initiatives; and

•	$12.7 million tax expense related to the divestiture of Anchor.

Full year 2017 operating results have been adjusted to exclude the after-tax impact of:

•	$25.3 million of expenses, including impairment of goodwill, related to the divestiture of Anchor; and

•	$12.9 million of tax expense related to the Tax Cuts and Jobs Act.
Summary of 2018 Compensation Actions

Base Salary: 0% No base salary increases for any NEO since 2016 (other than two increases made in connection with promotions)	Short-Term Incentive (% of target): Initial Funding = 69% ê Final Funding = 65% The Committee exercised negative discretion to reduce funding by four percentage points	PSUs (% of target): 110% 3-year average PSU payout: Payouts for the last three PSU cycles have averaged 83.3% of target

Despite the operational and financial outcomes described above that better position the Company for future success, 2018 was a challenging year for us and our shareholders, and our compensation outcomes reflect those challenges.

In 2018, the Company underperformed on its core financial performance metrics (ROACE and PTPP Income Growth), which resulted in initial STI funding of 69% of target. The Committee took into consideration additional factors to assess holistic Company performance and progress toward strategic objectives. Among the additional factors considered were top quartile performance related to credit quality and targeted BPW EBITDA margin growth, offset by below plan loan and deposit growth, below plan operating leverage, and TSR below the 50th percentile of the KRX.

Similar to last year, when the Committee exercised its negative discretion to reduce STI funding by 18 percentage points, the Committee felt it important to reduce the 2018 funded STI payout, already well below target, by four additional percentage points to acknowledge disappointing shareholder results in 2018.

Historical Pay for Performance Alignment

The following chart illustrates the actual STI and performance share payouts (percent of target awards) relative to the target and maximum payouts that could have been earned based on limits defined in the executive compensation program.

____________

(1)
Although overall STI funding for executives/senior leaders of the Company was 86% of target, the CEO STI funding level was 72% of target to align with the calculated funding based on the Company’s overall financial results.

(2)	Although the scorecard calculated STI funding for executives/senior leaders of the Company was 143%, the Committee exercised negative discretion to reduce the funding amount to 125% of target.
(3) Although the scorecard calculated STI funding for executives/senior leaders of the company was 69%, the Committee exercised negative discretion to reduce the funding amount to 65% of the target.
CEO Pay Versus Performance

History of strong CEO pay and performance alignment

The realizable pay of Mr. Deutsch, the Company's retired CEO, for the period from January 1, 2016 to his retirement on December 31, 2018 was below his targeted pay opportunity over the same period, reflecting the TSR of (7%) during the period. Mr. Deutsch’s realizable pay also excludes any salary increases as he had no base salary increases during his entire seven-year tenure with the Company. In addition, Mr. Deutsch's actual cash bonus payouts in the aggregate for the period were 13% below his cash bonus targets for the period. The payout for the 2016-2018 performance shares was 110% for above-target performance over the period. However, the realized value of the award was below the grant date fair value considering the December 31, 2018 stock price of $10.57, demonstrating alignment of pay to performance within the Company’s compensation programs.

________
(1) Represents Mr. Deutsch’s three-year cumulative base salary, target cash bonus, and grant date fair market value target long-term incentive opportunity as of the end of fiscal year 2018.
(2) Represents Mr. Deutsch’s cumulative base salary, actual cash bonus paid at 72%, 125% and 65% of target for fiscal years 2016, 2017 and 2018, respectively, and actual outstanding, unvested equity grants as of the end of fiscal year 2018 (assuming Mr. Deutsch were CEO as of the end of fiscal year 2018 in order to compare target pay against realizable pay), with all of the equity being valued as of December 31, 2018 ($10.57); 2016-2018 annual performance shares are valued assuming 110% of target number of shares earned and 2017-2019 and 2018-2020 performance shares and performance restricted stock shares/units, respectively, valued assuming target number of units will be earned.

New CEO Pay Arrangement

On November 5, 2018, the Company announced the resignation of Mr. Deutsch as CEO, effective as of November 26, 2018, and the appointment of Anthony DeChellis as Mr. Deutsch's successor. As part of his employment agreement, which is described in greater detail below under "Employment Agreements and Executive Severance and Change-in-Control Agreements", Mr. DeChellis received equity-based inducement awards. The inducement awards were offered to recruit Mr. DeChellis to the Company and provide an opportunity to strengthen alignment with shareholders from the beginning of his tenure. Reflecting the Committee’s commitment to align pay with shareholder outcomes, half of the value of Mr. DeChellis’ inducement awards consists of stock options that will only vest upon the achievement of performance hurdles directly tied to the performance of the Company's stock price. Time-based stock options and restricted stock units made up the remaining portion of the inducement awards, both of which vest in four equal annual installments beginning on November 26, 2019.
2018 Compensation Program Design Changes

The Company made modest compensation program changes in 2018. Changes made were to simplify and enhance the performance orientation and alignment of executive compensation programs with the Company’s business strategy and shareholders. In particular:

•
Short-Term Incentive Plan ("STI"): In 2018, the Committee continued to use one scorecard as the primary driver for funding all executive bonuses, to simplify and reinforce the Company’s “One Boston Private” strategy, and eliminated revenue growth as a core metric, thereby reducing the number of core metrics in the scorecard from three to two to increase weighting on ROACE and PTPP Income Growth. The Company made this change because it believes that ROACE and PTPP Income Growth most closely correlate with the Company’s stock price performance and, as a result, are most closely aligned with shareholder interests. In addition, the Company reduced the ROACE payout range around the target in the 2018 scorecard. The 2018 scorecard included examples of discretionary modifiers that could be used by the Committee to modify the calculated scorecard funding up or down by 20% based on the core metrics. (Note: The Committee has full discretion to go beyond the 20% modifier guideline as it feels appropriate in any given year, based on the facts and circumstances). The discretionary modifiers provide the Committee flexibility to set final funding in consideration of the overall performance of the executive team based on a variety of factors. Examples of discretionary modifiers considered for 2018 were relative credit quality, average loan growth, average deposit growth, operating leverage, BPW EBITDA margin and TSR as measured against the KRX. The Company continues to calibrate performance goals with STI payouts to ensure a strong pay for performance correlation in the overall design of the STI.

•
Long-Term Incentive Plan ("LTI"): No design changes were made to the LTI funding matrix for performance stock units ("PSUs") in 2018, which continues to be based on relative and absolute ROACE performance. Target ROACE for full target LTI payout aligns with above median performance. The Company continues to calibrate performance goals with LTI payouts to ensure a strong pay for performance correlation in the overall design of the long-term incentive plan. PSUs continue to comprise 60% of the annual LTI grant.

The Company continues to promote best practice standards with respect to compensation design and governance, including:

•	The use of stretch goals in its programs and a pay mix focused on delivering variable, performance-based pay promotes strong pay for performance orientation.

•
The Company caps the percentage of target pay opportunity that can be earned each year by its executives through our incentive programs. This limitation, along with the performance scorecard frameworks discussed above, ensures that executives are rewarded within the Company’s risk/reward profile to take appropriate, but not excessive, risk.

•
The Company continues to promote executive stock ownership through a stock ownership policy at a range of three to six times base salary depending on the NEO position as described below under "Executive Officer Stock Ownership Policy."

•	In addition, the Company continues to maintain the following practices:

◦	Double-trigger change-in-control severance arrangements for a legacy NEO change-in-control agreement and in Mr. DeChellis' employment agreement.

◦	A no hedging or margin policy.

◦	Claw-backs for compensation in the event of material financial restatements.

◦	No tax gross-ups.
Say on Pay Shareholder Approval Level for 2018

The Company’s shareholders approved the “say on pay” resolution included in the Company’s 2018 Proxy Statement with 82% of the votes cast in favor of the resolution. Following the 2018 annual meeting of shareholders, the Company engaged Alliance Advisors to reach out to the governance teams of the Company’s top 30 shareholders, representing approximately 79% of the outstanding shares, to ask if those shareholders would participate in meetings or calls with the Company to discuss the voting on the “say on pay” resolution. Three of these shareholders, representing approximately 14% of the Company’s outstanding shares, accepted meetings or calls. Two of these shareholders had voted “for” and one of these shareholders had voted “against” the Company’s “say on pay” resolution included in the Company’s 2018 Proxy Statement. The Chair of the Committee and the following members from the Company's management team participated on these calls during the fourth quarter of 2018: the Chief Financial Officer, the Chief Human Resources Officer, the General Counsel and the Director of Investor Relations.

During the calls, the Company reviewed in greater detail its executive compensation design and philosophy and answered questions from the shareholders. The Company asked the shareholder that previously voted "against" the Company's "say on pay" resolution to identify any specific concerns that led it to vote against the proposal. The shareholder inquired about the appropriateness of the design of the STI in light of the Committee's decision to exercise negative discretion in 2018. Specifically, despite outperformance on the core financial performance metrics of the STI (ROACE, Revenue Growth, and PTPP Income Growth) which resulted in initial scorecard funding of 143% of target, the Committee took into consideration additional factors outside of these core metrics to assess holistic Company performance, such as below median TSR in 2017 relative to the KRX, and reduced the funded STI payout by 18 percentage points.

The Company believes the STI plan strikes an appropriate balance between strong financial results (against the internally developed plan and relative to the prior year) and the returns experienced by our shareholders. The Company further believes the issues that resulted in the Committee exercising negative discretion to reduce by 18 percentage points STI funding for 2017 from a 143% STI scorecard level were isolated. Apart from 2017, the STI scorecard has funded at a 56%, 86% and 69% level for each of 2015, 2016 and 2018, respectively, reflecting the rigor of the goal setting approach and further demonstrating the alignment between pay outcomes and performance over an extended period. As noted above, the Compensation Committee exercised negative discretion to reduce the 2018 STI payout by an additional four percentage points to acknowledge the particularly challenging shareholder experience in 2018. The Compensation Committee will continue to monitor and assess the plan design of the STI and all other executive compensation plans.

Compensation Components and Mix of Compensation

The Company’s direct compensation components consist of base salary, performance-based annual cash incentives, performance-based equity incentives and service-based equity incentives. The Company continues to emphasize performance-based, variable pay in its executive compensation programs. For example, annual cash incentives under the STI can range from 0% of target awards to 200% of target awards based on performance that is typically measured over one year. Equity incentives consist of a combination of restricted stock units ("RSUs") at 40% of targeted equity compensation award for 2018 and PSUs at 60% of targeted equity compensation award for 2018. PSUs vest only if and to the extent they are earned based on the achievement of three-year, forward-looking metrics.

The following charts illustrate the targeted 2018 mix of fixed (base salary) versus variable (bonus and equity incentives) pay and short-term (annual STI bonus) versus long-term (equity) incentives for Mr. Deutsch and other NEOs:

Peer Group and Total Compensation Market Benchmarking

In July of 2016, the Committee reviewed and approved a size-appropriate peer group which was modified in July of 2017 to remove one bank that had been acquired. In July of 2018, the Committee re-approved this same peer group to be used to make 2019 pay decisions with one additional change: the removal of Banc of California due to its current engagement with activist investors and involvement with various lawsuits over outlier governance and compensation practices.

The peer group listed below, which the Company used to make 2018 pay decisions, included 18 banks and financial services companies selected based on their size (approximately 1/3 to 3 times the Company’s primary size indicators, with total assets of $2 billion to $30 billion and market capitalizations of $300 million to $3 billion) and fees as a percent of revenue of at least 20% to reflect the Company’s wealth management, trust and commercial and private banking business orientation. Other criteria used for peer company selection included companies headquartered in major metropolitan areas and companies with which the Company competes for executive talent. The peer group is a market frame of reference for compensation and performance comparisons. The following companies were included in the Company’s peer group used to make 2018 pay decisions:

Berkshire Hills Bancorp, Inc.	NBT Bancorp, Inc.
Brookline Bancorp, Inc.	Pinnacle Financial Partners Inc.
Bryn Mawr Bank Corp.	Sandy Spring Bancorp Inc.
CoBiz Financial Inc.	UMB Financial Corporation
Columbia Banking System Inc.	Washington Trust Bancorp, Inc.
Community Bank System Inc.	Webster Financial Corporation
First Commonwealth Financial Corp.	Wintrust Financial Corporation
Independent Bank Corp. (INDB)	WSFS Financial Corporation
MB Financial Inc.

In addition, the KRX was added to measure the Company’s ROACE relative performance in the 2016, 2017, 2018 and 2019 long-term incentive matrices. The Compensation Committee believes the KRX provides a more consistent benchmark for purposes of measuring performance over a three-year time horizon given the larger number of peer banks in the KRX to normalize any anomalies.

The Company’s independent compensation consultant, Frederic W. Cook & Co. (“FW Cook”), provides other relevant market reference points such as broader financial services industry compensation survey data covering companies of similar size to augment this peer group data, when appropriate.

A market compensation review was conducted by FW Cook in October of 2017 for the Company’s CEO and other select executive positions. Based on the market comparative data used, the Company’s overall target compensation position for executive positions was determined to be competitive with market, largely attributable to strong variable, performance-based pay opportunities that are aligned with stretch goals that, if attained, produce top quartile performance. Base salaries, in aggregate, were positioned close to median. Actual 2017 compensation was determined to be, on average, within 10% of median. Actual compensation versus market and versus target opportunities will vary year-to-year based on overall Company performance, individual contributions and cost considerations.

 Base Salary

There were no base salary increases for any NEOs in 2018, other than increases made in connection with the promotion of Mr. Gaven to Executive Vice President and Chief Financial Officer of the Company and the Bank and the promotion of Ms. Shoback to CEO of the Emerging Client Group of the Bank in January 2018.

The Compensation Committee reviews the base salaries of its NEOs each year, with salary increases, if any, typically taking effect on January 1st. Salary increases are generally based on an executive’s performance within specific areas of accountability, external market competitiveness and/or internal budget considerations.
Annual Executive Incentive Plan (STI)

Following its usual practice, the Committee established a 2018 annual incentive target under the STI for each of the NEOs stated as a percentage of base salary. Incentive target levels are based on each executive’s role, organization level, impact on annual performance and competitive considerations. Executives can earn from 0% to 200% of target based on performance against pre-defined metrics. Targets are reviewed annually by the Compensation Committee and adjusted as appropriate to consider market competitiveness and desired mix of annual and long-term incentives. There were no increases to annual incentive plan targets for any NEO for 2018. In 2018, the Board and Committee established a performance scorecard framework for compensation actions in 2018 that considered financial goals important to the Company’s profitability and sustainable growth. Details of this performance-based framework, associated financial metrics, the Company’s achievement of these metrics and the Committee’s determination with respect to overall performance for the consolidated Company are described in the scorecard below.

	2018 Targeted Performance Levels	2018 Actual Performance Levels and Weighted Funding
	Target	Result (1)	Weighted Funding
ROACE	11.5%	11.0%	47.5%

PTPP Income Growth (2)	$113	$103	21.6%

Final funding level			69.0%
(1) Presented on an operating basis.
(2) $ in millions.

Due to the Company's under-performance relative to the scorecard targets for ROACE and PTPP Income Growth, bonuses decreased for the executive team, including the NEOs, from the prior year; additionally, as noted above under “Summary of 2018 Compensation Actions”, the Committee exercised its negative discretion to further reduce the bonus pool from 69% to 65% of target. The decision to reduce the funding was made to align bonus outcomes with the Company’s performance. The 2018 metrics and related performance considered in the discretionary modification included the following:

Relative credit quality	Top quartile of the KRX
Year-over-year average loan growth	Below target
Year-over-year average deposit growth	Below target
Operating Leverage	Below target
BPW EBITDA margin	Met target
TSR (versus KRX)	Below 50th percentile

The Committee, with the input from the CEO for positions other than himself, then approved, or recommended to the full Board for approval, actual bonus payments for each executive based on the scorecard result of 69% of target and the Committee’s decision to reduce the bonus pool from 69% of target to 65% of target. The Committee and CEO considered the individual performance of each NEO and allocated bonuses in range of 60% to 83%.

The retired CEO’s bonus was determined by the Compensation Committee in executive session on February 13, 2019 and recommended for approval, and approved, by the full Board on February 13, 2019. The Compensation Committee approved bonuses for executives (other than the CEO) on February 13, 2019. Given his start date, Mr. DeChellis did not participate in the 2018 STI.

The following table outlines the annual incentive targets for 2018 and the actual bonus received by each NEO.
TARGET AND ACTUAL BONUS DETAILS

Executive	Annual Base Salary	Target Bonus % of Base Salary	Target Bonus	Minimum (0% of Target)	Maximum (200% of Target)	Actual Bonus	Actual as % of Target
C. Deutsch	$675,000	125%	$843,750	$—	$1,687,500	$548,438	65%
D. Kaye	400,000	100%	400,000	—	800,000	240,000	60%
C. Griffin	400,000	100%	400,000	—	800,000	240,000	60%
J. Shoback	400,000	100%	400,000	—	800,000	240,000	60%
S. Gaven	225,000	75%	225,000	—	450,000	186,000	83%
Equity-Based Long-Term Incentives (LTI)

Overview of Program

The Compensation Committee considers long-term equity-based compensation to be an integral part of the Company’s compensation program and grants equity each year, typically in May. The Company’s primary grant forms for its executives under the LTI are:

1. PSUs (60% of target award value); and
2. RSUs (40% of target award value).

The Compensation Committee reviews this mix of grant forms annually. PSUs are earned and vest at the end of the three-year performance period only if and to the extent results are achieved within the acceptable performance range (threshold to significant over-achievement) as determined by the Compensation Committee. PSUs are subject to forfeiture in the event that pre-established performance goals are not achieved. RSUs vest in full three years from the date of grant, subject to the executive’s continued employment through the vesting date.

Vesting of Performance Share Awards for the 2016-2018 Performance Period

The Company’s NEOs earned 110% of the targeted performance shares based on ROACE performance for the 2016 to 2018 performance period. As a result, there will be an incremental increase in shares that vest on May 15, 2019. The Company’s three-year average ROACE for the 2016 to 2018 performance period was 9.88% versus a target goal of 11% and a threshold goal of 4.2% for the performance period. This three-year average ROACE was adjusted to neutralize the impact of the Tax Cuts and Jobs Act. The funding reflects the Company’s performance relative to the constituents in the KBW Regional Index. The Company’s three-year average Operating Return on Average Equity ranked in the 63rd percentile of the peer data set. The 110% earn-out is the result of interpolation between a 100% payout at the target performance level and a 200% payout at the maximum performance level. The following table outlines the awards earned:

Executive	Grant Date	Target Number of Shares	Performance Metric Achieved	Total Shares Vested Based upon Performance
C. Deutsch (1)	5/15/2016	47,148	110%	51,863
D. Kaye	5/15/2016	16,895	110%	18,585
C. Griffin	5/15/2016	21,201	110%	23,321
J. Shoback	5/15/2016	11,926	110%	13,119
S. Gaven	5/15/2016	2,028	110%	2,231
(1) Mr. Deutsch's May 15, 2016 performance award was pro-rated to his retirement date of December 31, 2018.

2018 Equity Awards

In 2018, the Company granted equity awards to its NEOs, other than Mr. DeChellis. consisting of both PSUs and RSUs under the Company’s 2009 Amended and Restated Stock Option and Incentive Plan (the "2009 Plan"). Each NEO has an established long-term incentive award target as follows (expressed as a percentage of each executive’s base salary): 150% for Mr. Deutsch; 100% each for Messrs. Kaye and Griffin and Ms. Shoback; and 75% for Mr. Gaven.

For 2018, 60% of the grant date fair value of the award was delivered in the form of PSUs and 40% of the grant date fair value of the award was delivered in the form of RSUs. The approved values converted to a fixed number of RSUs and PSUs using the adjusted closing price on the grant date of $16.60 per share. Awards were determined based on each executive’s performance, criticality of position and relevant employment agreement terms, as applicable.

The 2018 PSUs will be earned or forfeited based on the Company’s performance for the January 1, 2018 to December 31, 2020 period, following the conclusion of such performance period, with 0% to 200% of the units earned tied to the Company’s ROACE performance utilizing a matrix approach, as follows:

1.	Absolute Measure: Three-year average ROACE targeted at 12% over the 2018-2020 time frame:

Threshold	Low Target	Target	Maximum
8.0%	11.0%	12.0%	13.5%

2.	Relative Measure: Three-year average ROACE relative to the KRX targeted at the 50th percentile:

Threshold	Target	Outperform
25th percentile	50th percentile	75th percentile

Actual equity grants awarded in 2018 to the Company’s NEOs, other than Mr. DeChellis, are set forth in the table below. As described further in the footnotes below, a significant portion of the stock awards (60% of the total) are earned based on performance with the potential for an earn-out of 0% to 200% of the target performance restricted units awarded.
GRANT DATE FAIR VALUE OF AWARDS

	2018 Awards
		Time-Based Restricted Stock Units (RSUs)		Performance-Based Restricted Stock Units (PSUs)
Executive	Grant Date	Number of Stock Awards	Grant Date Fair Value (1)	Target Number of Units Granted	Grant Date Fair Value: Target (1)	Maximum Number of Units Potentially Earned (2)	Grant Date Fair Value: Maximum (1)
C. Deutsch	5/15/2018	21,958	$364,503	32,937	$546,754	65,874	$1,093,508
D. Kaye	5/15/2018	8,675	144,005	13,012	215,999	26,024	431,998
C. Griffin	5/15/2018	8,675	144,005	13,012	215,999	26,024	431,998
J. Shoback	5/15/2018	8,675	144,005	13,012	215,999	26,024	431,998
S. Gaven	5/15/2018	4,880	81,008	7,319	121,495	14,638	242,991

(1)	Based upon the closing price on May 15, 2018 of $16.60.

(2)	Maximum units potentially earned are equal to 200% of the target PSUs granted.

In connection with his hire, Mr. DeChellis received equity-based inducement awards in order to recruit him to the Company and strengthen alignment with shareholders from the beginning of his tenure. Reflecting the Committee’s commitment to aligning pay with shareholder outcomes, half of the value of Mr. DeChellis’ inducement awards consists of stock options that will only vest if (1) the closing price of Company's common stock is at or above $18.00 per share for 20 consecutive trading days prior to November 26, 2022, and (2) at the time that the foregoing condition is met, the Company's Tier 1 risk-based capital ratio is at least 6.0%, or such other level as may be required by any governmental agency or other governmental entity. Time-based stock options and restricted stock units made up the remaining portion of the inducement awards, both of which vest in four equal annual installments beginning on November 26, 2019. The inducement equity awards granted to Mr. DeChellis in 2018 are set forth in the table below.

GRANT DATE FAIR VALUE OF AWARDS

		Time-Based Restricted Stock Units (RSUs)		Time-Based Stock Options		Performance-Based Stock Options
Executive	Grant Date	Number of Stock Units	Grant Date Fair Value (1)	Number of Shares Underlying Option Granted	Grant Date Fair Value Target (1)	Number of Shares Underlying Option Granted	Grant Date Fair Value Target (1)
A. DeChellis	11/26/2018	59,055	$750,000	125,628	$500,000	391,850	$1,250,000
Equity Grant Policy

The Company maintains an Equity Grant Policy to ensure that its equity grant practices are administered in strict compliance with the Company’s equity plans, policies and all applicable laws, and specifically to prevent backdating of any equity grant, or changing of the timing of equity grants in relation to public release of material information with the intent of benefiting a grantee under an equity award. The Company’s policy is that equity grants occur on a pre-established day during each calendar quarter after the Company’s financial results for the prior quarter have been publicly disclosed. Accordingly, the grant date for all equity grants is generally the 15th day of the month (or the last business day before the 15th day of the month) following the quarterly Board meeting, unless approved otherwise by the Compensation Committee. The grant date shall not precede the date the grant was authorized by the Compensation Committee, and the grant date for any new hire shall not precede the employee’s date of hire. In addition, the Policy provides that all awards and award terms are approved by the Compensation Committee in advance of the grant date. The Company executives do not have an ability to select a grant date, and the option exercise price is the closing price of the underlying stock on the date of grant.
Executive Officer Stock Ownership Policy

In April 2018, the Committee revised its Board and Executive Officer Stock Ownership Policy based upon a comprehensive review and recommendation by FW Cook. The required ownership levels in the policy are expressed as a multiple of an executive’s base salary. The Compensation Committee reviews executive officer stock holdings against the policy at least annually. The Company has established ownership level multiples of six times base salary for the Company’s CEO and three times base salary for the other NEOs. Executives are expected to attain their respective ownership level within a five-year period. However, consideration will be given if an executive has a significant change in role and/or compensation that impacts their ownership level.  In addition, executives must hold all of their shares (excluding shares withheld or sold to cover exercise costs, such as exercise prices and income taxes) following the exercise of options or the vesting of equity awards until the ownership levels are met. The Compensation Committee reviews hardships on an individual basis, if needed.

The following table shows the continuing NEOs’ required stock ownership levels as of December 31, 2018.

Name	Level (multiple of salary)
Mr. DeChellis	6 x Base Salary
Mr. Gaven	3 x Base Salary
Mr. Kaye	3 x Base Salary
Mr. Griffin	3 x Base Salary
Ms. Shoback	3 x Base Salary

Role of Compensation Committee, Outside Advisers and Management in Compensation Decisions

The Compensation Committee, pursuant to its charter, provides management and the Board with guidance on matters of executive and director compensation and related benefits. The Compensation Committee meets in executive sessions when discussing both CEO and executive officer performance and specific actions related to CEO and executive officer compensation. The Compensation Committee approves all compensation actions with respect to the Company’s CEO, and recommends these actions to the Board of Directors. The Board of Directors then reviews and approves such compensation actions. The Compensation Committee approves all compensation actions for the Company’s other executive officers after reviewing the recommendations of the CEO. The Compensation Committee relies on management and outside advisers for staff work and technical guidance in conducting its affairs. It retains full authority to engage independent third party advisers, and currently retains FW Cook to conduct independent studies and provide objective advice on executive and director compensation. FW Cook’s primary role with the Company is as adviser to the Compensation Committee on executive compensation matters, although it is possible that FW Cook could provide certain advice to the Company generally. In 2018, FW Cook’s services wholly related to Committee matters. The Committee assessed the independence of FW Cook consistent with NASDAQ listing standards and no conflicts of interest were noted.

The Company also retains Goodwin Procter LLP for legal services on executive compensation matters, including drafting of legal plan documents. The Company may use other firms from time to time in the normal course of business.
Executive Benefits and Perquisites

NEOs are entitled to a flexible benefit amount to be used for financial products and services including life insurance, financial planning, long-term care insurance and other health and wellness benefits that enable the executives to manage better and balance their personal lives given the amount of time spent at work. The flexible amount is a fixed maximum annual benefit of $20,000. NEOs are also eligible for an annual physical examination. The full value of all perquisites is reported as income to the individuals and, accordingly, is taxable. The flexible benefit may not be used for any type of personal luxury or entertainment expenditures.

NEOs are also eligible for Company-sponsored benefit programs available broadly to Company employees, including health care, dental and vision benefits, short-term and long-term disability, life insurance, a 401(k) profit sharing plan and the Company’s Employee Stock Purchase Plan.
Employment Agreements and Executive Severance and Change-in-Control Agreements

The Company has a grandfathered change-in-control agreement with Mr. Kaye. This change-in-control agreement, together with the payments and benefits payable to Mr. Kaye in connection with a termination of employment or change-in-control, are discussed in greater detail under “Potential Payments Upon Termination or Change-in-Control.” This agreement will terminate upon Mr. Kaye's announced departure, effective on March 22, 2019.

Prior to his retirement on December 31, 2018, Mr. Deutsch had an employment agreement with the Company.
In connection with his employment with the Company, Mr. DeChellis entered into an employment agreement with the Company, dated as of November 5, 2018. Pursuant to the terms of his employment agreement, Mr. DeChellis has an initial base salary of $700,000 per year, which will be re-determined annually by the Board or the Compensation Committee.
Mr. DeChellis also is eligible to receive an annual bonus based on the attainment of Company and/or individual performance metrics established annually by the Compensation Committee. He may elect to receive this annual bonus in the form of Company stock. Mr. DeChellis’ target bonus for 2019 is 100 percent of his base salary. Mr. DeChellis will be eligible to receive annual equity incentive grants under the Company’s stock incentive plans, determined in the discretion of the Board or the Compensation Committee. It is anticipated that Mr. DeChellis will be eligible to receive a long-term equity incentive grant in 2019 with a target aggregate grant date fair value of $1,100,000, although the actual terms and conditions of any long-term equity incentive award will be determined in the discretion of the Board and Compensation Committee. Additionally, the Company will provide Mr. DeChellis with prompt reimbursement of all reasonable expenses incurred while performing the services specified in his employment agreement.
To induce Mr. DeChellis to commence employment with the Company and pursuant to the Company's 2010 Inducement Stock Plan, as amended, on his commencement date, Mr. DeChellis was granted the following equity awards:

•	a number of shares of Company common stock equal to $1,000 to allow Mr. DeChellis to be in compliance with applicable legal requirements for directors of a Massachusetts bank and trust company;

•
a number of RSUs with an aggregate grant date fair value of $750,000 that will vest in four equal installments on the first, second, third, and fourth anniversaries of his employment commencement date, respectively, subject to Mr. DeChellis’ continued employment with the Company through each such vesting date;

•
a number of stock options with an aggregate grant date fair value of $500,000 that will vest ratably on the first, second, third and fourth anniversaries of his employment commencement date, subject to Mr. DeChellis’ continued employment with the Company through each such vesting date; and

•
a number of performance based stock options with an aggregate grant date fair value of $1,250,000 that will vest if (i) the closing price of Company stock is at or above $18.00 per share for 20 consecutive trading days prior to the four-year anniversary of his employment commencement date, and (ii) at the time that the foregoing condition is met, the Company’s Tier 1 risk-based capital ratio is at least 6.0%, or such other level as may be required by any governmental agency or other governmental entity, subject to Mr. DeChellis’ continued employment with the Company through such vesting date.

Executive Deferred Compensation Plan

The Company offers a deferred compensation plan that enables certain executives, including each of the NEOs, to defer a portion of their income. Amounts deferred are excluded from an executive’s taxable income and are not deductible by the Company until paid. Executives select from a number of mutual funds and the deferred amounts are increased or decreased to correspond to changes in market value of these underlying mutual fund investments. Any increase in value is recognized as compensation expense. The Company maintains a rabbi trust with respect to these obligations. During 2018, no NEOs participated in the deferred compensation plan.
Tax, Regulatory and Accounting Implications

The Company believes it complies with all tax, regulatory and accounting standards. Furthermore, the Compensation Committee will continue to review each element of compensation and take appropriate steps to ensure tax deductibility to the extent permitted under applicable law and to the extent this can be accomplished without sacrificing flexibility and other important objectives of the overall compensation program for its executives.
Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K promulgated under the Securities Act of 1933, as amended (“Regulation S-K”), with management and, based on this review and these discussions, the Compensation Committee recommended to the Board that the CD&A be included in the Company’s Proxy Statement.

Submitted by the Compensation Committee of the Board:

Lizabeth H. Zlatkus, Chair
Deborah F. Kuenstner, Vice Chair
Joseph C. Guyaux
Stephen M. Waters

EXECUTIVE COMPENSATION TABLES
The following tables and footnote disclosures set forth information concerning the compensation paid to or earned by the NEOs, including the CEO, the retired CEO, the Chief Financial Officer and the next three most highly compensated executive officers of the Company, who served in such capacities during 2018.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)(8)	All Other Compensation ($)		Total ($)
Anthony DeChellis	2018	51,154	(1)	—	750,000	(4)	1,750,000	(7)	—	25,799	(9)	2,576,953
CEO and President

Clayton G. Deutsch	2018	675,000	(2)	—	911,257	(5), (6)			548,438	232,675	(9)	2,367,370
CEO and President (Retired)	2017	675,000		—	964,876				1,054,700	204,535		2,899,111
	2016	675,000		—	1,043,800				607,500	115,848		2,442,148

David J. Kaye	2018	400,577		—	360,004	(5),(6)			240,000	55,489	(9)	1,056,070
Executive Vice President of the Company and the Bank; Chief Executive Officer – Corporate Clients Group of the Bank	2017	425,000		—	303,763				531,250	48,179		1,308,192
	2016	425,000		—	328,604				365,000	38,302		1,156,906

Corey A. Griffin	2018	400,000		—	360,004	(5),(6)			240,000	70,942	(9)	1,070,946
Executive Vice President of the Company and the Bank; Chief Executive Officer – Private Clients Group of the Bank	2017	400,000		—	381,186				500,000	42,092		1,323,278
	2016	400,000		—	412,360				300,000	27,950		1,140,310

Jacqueline S. Shoback	2018	397,692		—	360,004	(5),(6)			240,000	71,434	(9)	1,069,130
Executive Vice President of the Company and the Bank; Chief Executive Officer – Emerging Businesses and Client Experience of the Bank

Steven M. Gaven	2018	297,346	(3)	—	202,503	(5),(6)			186,000	12,836	(9)	698,685
Executive Vice President and Chief Financial Officer of the Company and the Bank; Chief Financial Officer, Boston Private Wealth LLC

(1)	Mr. DeChellis joined the Company on November 26, 2018. The amount reflected represents actual salary paid to Mr. DeChellis in 2018. His annualized base salary for 2018 was $700,000.

(2)	Mr. Deutsch stepped down as CEO on November 26, 2018 and retired from the Company on December 31, 2018.

(3)	Mr. Gaven became Executive Vice President and Chief Financial Officer of the Company on January 1, 2018. The amount reflected represents actual salary paid to Mr. Gaven during 2018.

(4)
This amount reflects the grant date fair value of time-based RSU's calculated in accordance with ASC Topic 718, Compensation-Stock Compensation ("ASC 718") granted under the 2010 Inducement Plan. Information about the assumptions used to value these awards can be found in Part II. Item 8: "Financial Statements and Supplementary Date - Note 18: "Employee Benefits" of the Company's 2018 Annual Report on Form 10-K.

(5)
Amounts reflect the grant date fair value of the equity awards in accordance with ASC 718 granted pursuant to the 2009 Plan. Information about the assumptions used to value these awards can be found in Part II. Item 8 "Financial Statements and Supplementary Date - Note 18: "Employee Benefits" of the Company's 2018 Annual Report on Form 10-K.

(6)
2018 Stock Awards Grant Date Fair Value data includes PSU's which could, based on performance, result in the earn-out of additional units for above target outperformance (and an increase in the grant date fair value, based on the incremental units earned, using the original $16.60 price):

	NEO	Target performance units granted	Maximum units potentially earned	Increase in grant date fair value based on incremental units that may be earned at maximum performance level
	Clayton G. Deutsch	32,937	65,874	$546,754
	David J. Kaye	13,012	26,024	215,999
	Corey A. Griffin	13,012	26,024	215,999
	Jacqueline S. Shobak	13,012	26,024	215,999
	Steven M. Gaven	7,319	14,638	121,495

(7)
This amount reflects the grant date fair value of stock options calculated in accordance with ASC 718 granted under the 2010 Inducement Plan. Information about the assumptions used to value these awards can be found in Part II. Item 8 "Financial Statements and Supplementary Date - Note 18: "Employee Benefits" of the Company's 2018 Annual Report on Form 10-K.The Grant Date Fair Value data for these awards includes performance-based stock options. The maximum number of shares that could be earned and the maximum value of such shares is the same as the target value of the award as reported in the table above, which is $1,250,000.

(8)	The amounts in this column reflect the annual incentive awards to the named individuals under the 2016, 2017 and 2018 Annual Executive Incentive Plan.

(9)	All Other Compensation is composed of the following amounts:
	Compensation item	Anthony DeChellis	Clayton G. Deutsch	David J. Kaye	Corey A. Griffin	Jacqueline S. Shoback	Steven M. Gaven
	Matching contribution to 401(k) plan	$1,573	$8,250	$8,250	$8,250	$8,250
	Dividends paid on unvested stock grants		159,424	26,098	42,692	43,184	2,592
	Executive medical services			2,150
	Life insurance premiums		57,709	5,638			3,015
	Long Term Disability		7,292
	Child care						4,337
	Long-term care premiums			11,453
	Tax and financial planning			1,900	20,000
	Charitable Contributions					20,000
	Relocation Expense	$24,226
	Total All Other Compensation	$25,799	$232,675	$55,489	$70,942	$71,434	$12,836

GRANTS OF PLAN-BASED AWARDS

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units #	All Other Option Awards Number of Securities Underlying Options #	Exercise or Base Price of Option Awards ($/unit)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Grant Approved Date	Target $	Maximum $	Target #	Maximum #
Anthony DeChellis	11/26/2018	11/5/2018			391,850		59,055	125,628	$12.70	$2,500,000

Clayton G. Deutsch	5/15/2018	5/8/2018			32,937	65,874	54,895			$911,257
	2018		$843,750	$1,687,500
David J. Kaye	5/15/2018	5/8/2018			13,012	26,024	8,675			360,004
	2018		400,000	800,000

Corey A. Griffin	5/15/2018	5/8/2018			13,012	26,024	8,675			360,004
	2018		400,000	800,000
Jacqueline S. Shoback	5/15/2018	5/8/2018			13,012	26,024	8,675			360,004
	2018		400,000	800,000

Steven M. Gaven	5/15/2018	5/8/2018			7,319	14,638	4,880			202,503
	2018		225,000	450,000

(1)
The amount shown in the Maximum column is 200% of the target amount shown in the Target column , and is the maximum that may be awarded under the Company’s Annual Executive Incentive Plan. There is no threshold for amounts that may be awarded under the Company's Annual Executive Incentive Plan.

(2)
The number of units shown in the Maximum column is 200% of the target amount shown in the Target column, which is the maximum number of units that may be earned under the awards. For a description of these awards see “Equity-Based Long-Term Incentives.” There is no threshold for amounts that may be awarded under the 2009 Plan.

(3)
This column shows the grant date fair value of equity awards in accordance with ASC 718. Information about the assumptions used to value these awards can be found in Part II. Item 8. “Financial Statements and Supplementary Data - Note 18: Employee Benefits” of the Company’s 2018 Annual Report on Form 10-K.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information with respect to holdings of unexercisable and exercisable stock options, unvested time-based restricted stock and restricted stock unit awards and performance-based restricted stock unit awards held by the NEOs as of December 31, 2018.

	Option Awards						Stock Awards
NEO	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	(#) Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Number of Shares or Units of Stock that Have Not Vested ($)		Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Anthony DeChellis	—	125,628	—		$12.70	11/26/2028	59,055	$624,211	(10)	—		$—
	—		391,850	(11)	$12.70	11/26/2028				—		—

Clayton G. Deutsch	—	—	—		—		—	—		6,918	(7)	73,123
	—	—	—		—		—	—		20,165	(8)	213,144
	—	—	—		—		—	—		51,863	(9)	548,192

David J. Kaye	—	—	—		—		8,675	91,695	(3)	13,012	(7)	137,537
	—	—	—		—		7,789	82,330	(4)	11,683	(8)	123,489
	—	—	—		—		11,263	119,050	(5)	18,585	(9)	196,443

Corey A. Griffin	—	—	—		—		8,675	91,695	(3)	13,012	(7)	137,537
	—	—	—		—		9,774	103,311	(4)	14,661	(8)	154,967
	—	—	—		—		14,134	147,857	(5)	23,321	(9)	246,503
	—	—	—		—		22,131	512,940	(6)	—		—

Jacqueline S. Shoback	—	—	—		—		8,675	91,695	(3)	13,012	(7)	137,537
	—	—	—		—		5,498	58,114	(4)	8,247	(8)	87,171
	—	—	—		—		7,951	84,042	(5)	13,119	(9)	138,668

Steven M. Gaven	5	—	—		9.05	5/15/2022	4,880	51,582	(3)	7,319	(7)	77,362
	—	—	—		—		1,680	17,758	(4)	1,680	(8)	17,758
	—	—	—		—		2,208	23,339	(5)	2,429	(9)	25,675

(1)
All securities issued under the Company’s 2004 Stock Option and Incentive Plan or the Company’s 2009 Plan, other than the awards made to Mr. DeChellis in 2018, which were granted under the 2010 Inducement Plan.

(2)
The market value is based on the closing price of the Company’s common stock on December 31, 2018 of $10.57 multiplied by the applicable number of shares/units of restricted stock or performance shares/units.

(3)	This award vests on May 15, 2021.

(4)	This award vests on May 13, 2020.

(5)	This award vests on May 15, 2019.

(6)
This award is a matching restricted award that will vest over a six year period beginning in year four to the extent that Mr. Griffin purchases an equal number of shares of Company stock over the period. The vest date for this award was extended by one year by the Compensation, Governance and Executive Committee due to the Company's trading window being closed and Mr. Griffin’s inability to purchase shares during a closed window.

(7)
2018 Stock Awards include performance-restricted stock units which could, based on performance for the 2018 - 2020 performance period, result in the earn-out of additional units for above target outperformance as set forth below. Shares included below for Mr. Deutsch represent a pro-rata portion of the origianl award based on his retirement of December 31, 2018.

	NEO	Target performance units granted	Maximum units potentially earned
	Clayton G. Deutsch	6,918	13,836
	David J. Kaye	13,012	26,024
	Corey A. Griffin	13,012	26,024
	Jacqueline S. Shoback	13,012	26,024
	Steven M. Gaven	7,319	14,638

(8)
2017 Stock Awards include performance shares which could, based on performance for the 2017 - 2019 performance period, result in the earn-out of additional shares for above target outperformance as set forth below. Shares included below for Mr. Deutsch represent a pro-rata portion of the origianl award based on his retirement of December 31, 2018.

	NEO	Target performance shares granted	Maximum shares potentially earned
	Clayton G. Deutsch	20,165	40,330
	David J. Kaye	11,683	23,366
	Corey A. Griffin	14,661	29,322
	Jacqueline S. Shoback	8,247	16,494
	Steven M. Gaven	1,680	3,360

(9)
2016 Stock Awards include performance shares which, based on performance for the 2016 - 2018 performance period, were adjusted up to 110% of shares granted. Shares included below for Mr. Deutsch represent a pro-rata portion of the origianl award based on his retirement of December 31, 2018.

	NEO	Target performance shares granted	Actual shares earned
	Clayton G. Deutsch	47,148	51,863
	David J. Kaye	16,895	18,585
	Corey A. Griffin	21,201	23,321
	Jacqueline S. Shoback	11,926	13,119
	Steven M. Gaven	2,028	2,231

(10)	This award vests in four (4) equal annual installments beginning on November 26, 2019.
(11)
This award vest if (i) the closing price of Company's common stock is at or above $18.00 per share for 20 consecutive trading days prior to November 26, 2022, and (ii) at the time that the foregoing condition is met, the Company's Tier 1 risk-based capital ratio is at least 6.0%, or such other level as may be required by any governmental agency or other governmental entity.

OPTION EXERCISES AND STOCK VESTED
The following table provides information with respect to stock options exercised and restricted stock awards that vested during 2018.

Name	Number of Shares Acquired on Exercise # (1)	Value Realized on Exercise $	Number of Shares Acquired on Vesting # (1) (2)	Value Realized on Vesting $ (2)
Clayton G. Deutsch	—	$—	82,171	$1,065,639
David J. Kaye	—	—	10,178	168,955
Corey A. Griffin	—	—	20,639	311,614
Jacqueline S. Shoback	—	—	28,775	434,086
Steven M. Gaven	—	—	1,217	20,202

(1)	All securities issued under the Company’s 2009 Plan.

(2)
The number and value realized of shares acquired on vesting in 2018 includes the following time-restricted shares units with fair value at the vest date, using the closing price on the vest date, as listed below:

	NEO	Total shares granted	Weighted Average Vest Date Fair Value per Share	Value realized on vesting, based on total shares granted
	Clayton G. Deutsch (1)	82,171	$12.97	$1,065,639
	David J. Kaye	10,178	16.60	168,955
	Corey A. Griffin	9,570	16.60	311,614
	Jacqueline S. Shoback	5,839	16.60	434,086
	Steven M. Gaven	1,217	16.60	20,202

(1) As part of Mr. Deutsch's retirement his outstanding time-based restricted stock awards were pro-rated and vesting was accelerated to his retirement date of December 31, 2018.

Potential Payments Upon Termination or Change-in-Control
Employment Agreement with the Company’s Chief Executive Officer
On November 5, 2018, the Company entered into an employment agreement with its CEO, Mr. DeChellis. In addition to the compensation and benefit arrangements described in detail above, under the terms of the employment agreement, Mr. DeChellis will be eligible to receive certain payments and benefits if his employment is terminated under certain conditions. Specifically, if Mr. DeChellis’ employment is terminated either by the Company without “cause” or by Mr. DeChellis for "good reason," each as defined in his employment agreement, Mr. DeChellis will receive the following payments and benefits:

•
subject to his execution of a release of claims in favor of the Company, an amount equal to two times the sum of his then current base salary and target annual bonus (or, if such target annual bonus has not been established, an amount equal to the target annual bonus for the immediately preceding year), paid out in substantially equal installments in accordance with the Company’s payroll practice over 18 months;

•	subject to his co-payment of premium amounts at the active employees’ rate, continued group health, dental and vision coverage under the Company’s benefit plans for a period of up to 18 months; and

•	acceleration of any equity awards that will vest in accordance with the terms of their respective award agreements.
If during the 18 month period following the occurrence of a "change in control" Mr. DeChellis’ employment is terminated by either the Company without “cause” or by Mr. DeChellis for "good reason," each as defined in his employment agreement, Mr. DeChellis will receive the following payments and benefits:

•
subject to his execution of a release of claims in favor of the Company within 60 days of his termination, a lump sum payment equal to two times the sum of his then current base salary (or his base salary in effect immediately prior to the change in control, if higher) plus his then current target annual bonus (or his target annual bonus in effect immediately prior to the change in control, if higher);

•	acceleration of any equity awards that will vest in accordance with the terms of their respective award agreements; and

•
a monthly cash payment for 18 months, or his COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to Mr. DeChellis if he had remained employed by the Company.

If any of the payments or benefits described in the two preceding paragraphs would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), Mr. DeChellis will receive the greater after-tax amount of either: (i) the full payment or (ii) a reduced payment that does not give rise to the excise tax imposed by Section 4999 of the Code. Under the terms of his employment agreement, Mr. DeChellis will not be entitled to any tax gross-up related to severance payments.

Change-In-Control Agreement with NEOs
The Company previously has entered into a change-in-control agreement with Mr. Kaye. This agreement provides for certain payments and other benefits in connection with a “terminating event” that occurs within the two-year period following a change-in-control of the Company.
For purposes of this agreement, the term “terminating event” includes the following: (1) a material diminution in the executive’s responsibilities, authority or duties; (2) a material diminution in the executive’s base salary or target annual bonus other than across the board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (3) a material change in the geographic location at which the executive provides services to the Company; or (4) a material breach of the agreement by the Company, as set forth in the agreement. In connection with any such "terminating event" within the applicable period following a change-in-control, Mr. Kaye will be eligible to receive the following payments and benefits:

•	a lump-sum cash severance payment equal to 2.5 times his annual compensation (sum of base salary and average bonus payments for the three most recent taxable years preceding termination);

•	a pro-rated bonus for the fiscal year in which the termination occurs; and

•	accelerated vesting of all outstanding, unvested stock option and stock awards.

Notwithstanding the foregoing, the Company will not be required to make any payment under the agreement to the extent such payment would constitute a parachute payment for purposes of Section 280G of the Code. Mr. Kaye's change-in-control agreement will terminate upon his announced departure, effective on March 22, 2019.
Equity Award Agreements
Pursuant to the terms of the Company’s current forms of restricted stock award and stock unit agreements granted to the Company’s NEOs, in the event that an executive’s employment is terminated either by the Company without “cause” or due to a qualifying retirement (1) a pro-rated number of time-based equity awards will vest, and (2) a pro-rated number of performance-based equity awards will remain eligible to vest based on actual Company performance for the applicable performance period. In connection with a termination of employment due to an executive’s disability, all outstanding time-based equity awards will vest and a pro-rated number of performance-based equity awards will remain eligible to vest based on actual Company performance for the applicable performance period. Termination of employment due to an executive’s death will result in full acceleration of all outstanding time-based equity awards and pro-rata accelerated vesting of all performance-based equity awards based on the original target award.
In the event of a change-in-control of the Company in which the equity awards are assumed, continued or substituted for new awards, (1) time-based equity awards will vest if the executive’s employment is terminated by the Company or its successor without cause within 24 months following such change-in-control, and (2) the parties to such change-in-control may adjust the performance metrics applicable to any performance-based equity awards. In the event that equity awards are not assumed or continued in a change-in-control or substituted for new awards, then (i) time-based equity awards will vest upon such change-in-control, and (ii) a pro-rated portion of the performance-based equity awards will vest.
Executive Severance Plan
A severance plan was put into place to provide for reasonable executive severance, in the event of "without cause" termination. The severance plan provides for a payment of one times base salary, a pro-rated bonus, accelerated vesting of all unvested time-based equity awards on a pro-rata basis (pro-ration on accelerated shares/units is determined using the time period from grant date to the date of separation), pro-rata vesting for performance-based shares/units upon completion of the performance period, and reasonable outplacement costs. Severance benefits are provided in exchange for a general release and non-solicitation of clients and employees.

Retirement Policy

In October of 2017, the Committee approved a formal retirement program for all regular employees of the Bank and its subsidiaries. To be eligible to receive benefits under this program, employees must meet certain criteria, including attaining the age of 65 or satisfying the "Rule of 70" at the time of their voluntary separation of employment, providing three (3) months advance notice of their expected retirement date and entering into a retirement agreement with the Company that includes a customary release of claims, non-solicitation and non-disclosure covenants in favor of the Company. The "Rule of 70" means an employee’s age plus continuous years of service at their employer equals 70 or more, with a minimum age of 60. The retirement program benefits include: (a) pro-rata vesting for all equity awards; (b) pro-rata vesting for the annual bonus in the year of retirement; and (c) one-on-one retirement coaching with a focus on health care coaching and life after retirement planning. Mr. Deutsch's departure in 2018 was treated as a retirement under the terms of the retirement policy.

The table below sets forth the cash severance, bonus (if any), value of accelerated vesting of equity awards and value of health benefits payable to each NEO in the event of a termination of employment (excluding retirement) without cause, or due to death or disability, a change-in-control of the Company, and a termination of employment following a change-in-control, and assuming, in each case, that the applicable triggering event(s) occurred on December 31, 2018. Estimated equity values in the table below are calculated assuming the closing price of the Company’s stock on December 31, 2018 of $10.57.

Name	Payment/Benefit	Termination without Cause/for Good Reason (1)	Termination due to death or disability (5)	Change-in-Control (no termination)	Termination without Cause/for Good Reason in connection with a Change-in-Control (6)
Anthony DeChellis	Cash Severance	$2,800,000	$—	$—	$2,800,000
	Pro-Rated Bonus	$—	$700,000	$—	$—
	Accelerated Vesting of Equity (2), (4)	$624,211	$624,211	$—	$624,211
	Benefits (3)	$21,111	$—	$—	$21,111
	Fringe Benefits (maximum annual cap)	$20,000	$—	$—	$20,000
	Total	$3,465,322	$1,324,211	$—	$3,465,322

Clayton G. Deutsch	Cash Severance	$3,037,500	$—	$—	$3,037,500
	Pro-Rated Bonus	—	843,750	—	—
	Accelerated Vesting of Equity (2)	982,404	1,333,272	—	1,333,272
	Benefits (3)	30,763	—	—	30,763
	Fringe Benefits (maximum annual cap)	65,000	—	—	65,000
	Total	$4,115,667	$2,177,022	$—	$4,466,535

David J. Kaye	Cash Severance	$400,000	$—	$—	$1,946,875
	Pro-Rated Bonus	240,000	—	—	240,000
	Accelerated Vesting of Equity (2), (4)	419,668	544,876	—	544,879
	Benefits (3)	22,304	—	—	55,760
	Fringe Benefits (maximum annual cap)	20,000	—	—	20,000
	Total	$1,101,972	$544,876	$—	$2,807,514

Corey A. Griffin	Cash Severance	$400,000	$—	$—	$—
	Pro-Rated Bonus	240,000	—	—	—
	Accelerated Vesting of Equity (2), (4)	638,407	887,004	—	887,004
	Benefits (3)	22,223	—	—	—
	Fringe Benefits (maximum annual cap)	20,000	—	—	—
	Total	$1,320,630	$887,004	$—	$887,004

Jacqueline S. Shoback	Cash Severance	$400,000	$—	$—	$—
	Pro-Rated Bonus	240,000	—	—	—
	Accelerated Vesting of Equity (2), (4)	310,290	420,022	—	420,022
	Benefits (3)	22,304	—	—	—
	Fringe Benefits (maximum annual cap)	20,000	—	—	—
	Total	$992,594	$420,022	$—	$420,022

Steven M. Gaven	Cash Severance	$300,000	$—	$—	$—
	Pro-Rated Bonus	186,000	—	—	—
	Accelerated Vesting of Equity (1), (4)	86,943	138,835	—	138,835
	Benefits (3)	22,223	—	—	—
	Fringe Benefits (maximum annual cap)	20,000	—	—	—
	Total	$615,166	$138,835	$—	$138,835

(1)
Amounts in this column reflect payments due Mr. Deutsch and Mr. DeChellis per their Employment Agreements, payments due Mr. Kaye per his change-in-control agreement and the Executive Severance Plan and payments due all other NEOs as per the Executive Severance Plan.

(2)
In the event of a change-in-control with no termination all outstanding non-vested grants of time-based restricted stock would vest if the acquiring company elected not to assume or replace the outstanding grants, and all performance shares/units would vest pro-rata based on the number of days from the grant date to the date of the change-in-control.

(3)	Health and dental continuation calculated using premium rates at January 1, 2019.

(4)
Performance shares/units pro-rated based on grant date for each performance/vesting cycle. Time-based restricted stock/units are pro-rated (not fully accelerated) upon termination without cause/for good reason and fully accelerated in a change-in-control termination assuming grants not assumed or replaced.

(5)
In the event of termination due to death, the equity awards for all NEOs except for Mr. DeChellis and Mr. Deutsch will vest on a pro-rata basis for all performance based awards. Mr. DeChellis and Mr. Deutsch’s equity awards will fully vest per their employment agreements.

(6)	Triggering termination of employment includes a termination in connection with a “terminating event,” as defined in the applicable change-in-control agreement for Mr. Kaye.

CEO Pay Ratio
In accordance with the requirements of Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, the Company is providing the following information about the relationship of the annual total compensation of our "median employee" and the annual total compensation of Mr. Deutsch, our retired CEO who held the position of CEO on the date we used to identify the "median employee" as described below. We decided to identify a new "median employee" for 2018 due to changes in the Company's employee population that occurred in 2018, including as a result of the sale of Anchor.
For 2018, our last completed fiscal year:

•	the annual total compensation of the "median employee" of our Company (other than Mr. Deutsch) was $95,985; and

•	the annual total compensation of Mr. Deutsch, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement, was $2,367,370.
Based on this information, for 2018 the ratio of the annual total compensation of Mr. Deutsch to the annual total compensation of our "median employee" was 24.66 to 1.
To identify the "median employee," as well as to determine the annual total compensation of our "median employee" and Mr. Deutsch, we took the following steps:

•
We determined that, as of October 15, 2018, our employee population, including employees of our consolidated affiliates, consisted of approximately 893 individuals with all of these individuals located in the United States. This population consisted of our full-time, part-time, and temporary employees. We excluded from our employee population any independent contractors or similar workers compensated by an unaffiliated third party who performed services for us during 2018. We also excluded any employee whose employment terminated prior to October 15, 2018.

•
We selected October 15, 2018 as the date upon which we would identify the "median employee" because this date provided a sufficient amount of data and time to allow us to make such identification in a reasonably efficient manner. This date also is consistent with the October 15, 2017 date we used to identify the "median employee" for our 2017 CEO pay ratio disclosure.

•
To identify the “median employee” from our employee population, we compared the amount of salary, wages, tips and overtime pay of our employees as reflected in our payroll records maintained for reporting to the Internal Revenue Service on Form W-2 for 2018. For employees whose compensation is listed on Form K-1 rather than on Form W-2, we compared the amount of base and bonus compensation payments as reflected in our payroll records maintained for reporting to the Internal Revenue Service on Form K-1 for 2018. However, for these employees we excluded any reported profits interest distributions since we attributed these distributions to ownership dividends rather than compensation.

•
In making this determination, we annualized the compensation of approximately 133 full-time employees who were hired in 2018 but did not work for us for the entire fiscal year. We did not annualize the salary for employees on leave during a portion on 2018 because we estimated the difference between actual pay and annualized pay for these employees to be minimal.

•
We identified our "median employee" using this compensation measure, which was consistently applied to all of our employees included in the calculation. Because all of our employees are located in the United States, as is Mr. Deutsch, we did not make any cost-of-living adjustments in identifying the "median employee."

•
Once we identified our "median employee," we combined all of the elements of such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $95,985. The difference between such employee’s salary, wages, tips and overtime pay and the employee’s annual total compensation represented the estimated value of the following benefits: company matching contributions to participants in our Section 401(k) employee savings plan, company-provided gift cards, payment for accrued and unused vacation time and wellness benefits.

•	With respect to the annual total compensation of Mr. Deutsch, we used the amount reported in the "Total" column of our 2018 Summary Compensation Table included in this Proxy Statement.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions
During the fiscal year ended December 31, 2018, the Compensation, Governance and Executive Committee included the following independent directors: Deborah F. Kuenstner, Chair, Joseph C. Guyaux, Gloria C. Larson and Stephen M. Waters. None of these members has at any time been one of our officers or employees or had any relationship requiring disclosure herein. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or the Compensation Committee.
Retirement Age and Term Limit
As previously described in this Proxy Statement, the Company’s Corporate Governance Guidelines provide for term and age limits for directors.
Compensation of Directors
Board Retainer
Directors of the Company who are not full-time employees of the Company or any of its subsidiaries receive compensation under a compensation program effective May 1, 2018 that includes an annual retainer fee of $120,000, of which 50% ($60,000) is payable in cash as a cash retainer and 50% ($60,000) is payable in Company stock as a stock retainer. The non-executive Chair’s supplemental annual retainer fee is $50,000, of which 50% ($25,000) is paid in cash, for a total cash retainer of $85,000, and 50% ($25,000) is paid in stock, for a total stock retainer of $85,000. The total Chair retainer is $170,000. Each director can elect to receive up to 100% of the annual cash retainer fee in stock.
Committee Retainers
The annual retainer for Committee Chairs is $10,000. It is assumed that each director will serve on two committees with a supplemental retainer of $10,000 for any director serving on three or more committees.
Stock Ownership Policy

Directors receive their stock retainer, and any portion of their cash retainer that is elected to be paid in stock, in shares of the Company’s common stock. The Company believes that director stock ownership is important and has a minimum stock ownership policy for outside directors equal to five times the annual Board member cash retainer of $60,000, or $300,000 in value. Directors are expected to attain this minimum ownership level within five years from the date of their initial election. The Compensation Committee reviews hardships on an individual basis, if needed.

DIRECTOR COMPENSATION PAID IN 2018

Name and Principal Position	Fees Earned or Paid in Cash ($)		Stock Awards ($) (8)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and NQ Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Board of Directors
Mark F. Furlong	$60,000		$60,000	$—	$—	$—	$—	$120,000
Joseph C. Guyaux	60,000		60,000	—	—	—	—	120,000
Deborah F. Kuenstner	70,000		60,000	—	—	—	—	130,000
Gloria C. Larson	60,000		60,000	—	—	—	—	120,000
John Morton III (1)	30,000		30,000	—	—	—	—	60,000
Daniel P. Nolan (2)	65,000	(3)	60,000	—	—	—	—	125,000
Kimberly S. Stevenson	70,000	(4)	60,000	—	—	—	—	130,000
Luis Antonio Ubiñas	65,000		60,000	—	—	—	—	125,000
Donna Wells (5)	17,697		17,697	—	—	—	—	35,394
Stephen M. Waters (6)	85,000		85,000	—	—	—	—	170,000
Lizabeth H. Zlatkus	70,000	(7)	60,000	—	—	—	—	130,000

(1)	On April 18, 2018, Mr. Morton retired from the Board of Directors of the Company.

(2)	On February 14, 2019, Mr. Nolan resigned from the Board of Directors of the Company.

(3)	Mr. Nolan has elected to receive the cash portion of his compensation in the form of Company stock.

(4)	Ms. Stevenson has elected to receive the cash portion of her compensation in the form of Company stock.

(5)	On February 16, 2018, Ms. Wells resigned from the Board of Directors of the Company.

(6)	Non-Executive Chair of the Board

(7)	Ms. Zlatkus has elected to receive $30,000 of her cash compensation in the form of Company stock.

(8)	Represents the aggregate grant date fair value, computed in accordance with ASC 718, of awards that were granted to our directors in 2018.

PROPOSAL 2

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, the Board of Directors is submitting for shareholder approval, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers as described in this Proxy Statement pursuant to Item 402 of Regulation S-K. As previously disclosed by the Company, the shareholders of the Company previously voted on an advisory, non-binding basis, and the Board of Directors determined, to hold an advisory vote on executive compensation annually.
The resolution that is the subject of this proposal is an advisory, non-binding resolution and will not have any binding legal effect regardless of whether or not it is approved, and may not be construed as overruling a decision by the Company or the Board of Directors or creating or implying any change to the fiduciary duties of the Board. Furthermore, because this advisory, non-binding resolution relates primarily to compensation that has already been paid or contractually committed for the Company’s named executive officers, there is generally no opportunity for the Board to revisit those decisions. However, the Compensation Committee intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of the Company’s named executive officers.
The Company’s compensation program is designed to attract, motivate and retain the named executive officers who are critical to the Company’s success by offering a combination of base salary and annual and long-term incentives that are closely aligned with the Company’s annual and long-term performance objectives. Please see the section titled “Compensation Discussion and Analysis” for additional information about the Company’s executive compensation programs.
We believe that the effectiveness of our compensation programs is demonstrated by the accomplishments of management over the last fiscal year as detailed in our discussion in the section titled “Compensation Discussion and Analysis.”
For these reasons, the Board of Directors recommends that shareholders vote in favor of the following resolution:
RESOLVED, that the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, the compensation tables and narrative discussion, be approved.
The Board of Directors unanimously recommends that shareholders vote FOR approval of the compensation of the Company’s named executive officers.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Finance Committee has selected KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm to perform the audit of the Company’s consolidated financial statements for fiscal year 2019.
Although ratification by shareholders is not required by law or by the Company’s Bylaws, the Audit and Finance Committee believes that submission of its selection to shareholders is a matter of good corporate governance. If the shareholders fail to ratify the selection, the Audit and Finance Committee will take that fact into consideration, together with such other factors it deems relevant, in determining whether to retain KPMG as the Company’s independent registered public accounting firm in the future. Even if the selection is ratified, the Audit and Finance Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Committee determines that such change would be in the best interests of the Company and its shareholders.
Representatives of KPMG will be present at the Meeting, will be given an opportunity to make a statement at the Meeting if they desire to do so, and will be available to respond to appropriate questions from shareholders.
The Audit and Finance Committee reviews audit and non-audit services performed by KPMG, as well as the fees charged by KPMG for such services. In its review of non-audit service fees, the Audit and Finance Committee considers, among other things, the possible effect of the performance of such services on the auditor’s independence. Additional information concerning the Audit and Finance Committee and its activities with KPMG can be found in the “Corporate Governance - Committees of the Board and Related Matters” and “Report of the Audit and Finance Committee” sections of this Proxy Statement.
Audit Fees
The following table presents fees for professional audit services rendered by KPMG for the audit of the Company’s annual financial statements for 2018 and 2017, and fees billed for other services rendered by KPMG.

	2018		2017
Audit fees (1)	$1,074,355		$1,134,725
Audit-related fees	8,750		—
Tax fees	—	—	—
All other fees	—		—
Total fees	$1,083,105		$1,134,725

(1)	Audit fees for 2018 and 2017 include fees billed, or expected to be billed, for the annual audit and quarterly reviews.
KPMG audited the Company’s consolidated financial statements for the year ended December 31, 2018.
In January 2019, the Audit and Finance Committee completed the process to review the appointment of the Company’s independent registered accounting firm and to review compliance with applicable lead audit partner rotational requirements. In the course of the review, the Committee considered, among other things, (1) historical and recent performance on the Company’s audit; (2) tenure as the Company’s independent auditor and familiarity with our operations; (3) the appropriateness of fees; and (4) the auditor’s independence. As a result of this review and following careful deliberation, the Committee has re-appointed KPMG LLP as the Company’s independent registered public accounting firm and as auditors of the Company’s consolidated financial statements for 2019. KPMG LLP has served as the Company’s independent registered public accounting firm since 1987.
Pre-approval Policy and Procedures
Pursuant to the Audit and Finance Committee Charter, all audit and non-audit services provided to the Company by KPMG must be pre-approved by the Audit and Finance Committee; however, this pre-approval requirement is waived with respect to the provision of non-audit services for the Company if the “de minimis” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. The authority to pre-approve non-audit services may be delegated to one or more members of the Audit and Finance Committee, who shall present a report on all decisions to pre-approve an activity to the full Committee at its first meeting following such decision. The Company’s Internal Audit Policy provides for (a) general pre-approval of audit-related services which do not exceed certain aggregate dollar thresholds approved by the Audit and Finance Committee, and (b)

specific pre-approval of all other permitted services and any proposed services which exceed these same dollar thresholds. The Audit and Finance Committee is also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services. It may determine, for each fiscal year, the appropriate ratio between the total amount of fees for audit, audit related and tax services and the total amount of fees for certain permissible non-audit services classified as “all other fees.”
The Audit and Finance Committee pre-approved the audit fees of KPMG during fiscal 2018.  There were no non-audit fees of KPMG during fiscal 2018.
The Board of Directors unanimously recommends that shareholders vote FOR the ratification of the selection of KPMG as the Company’s independent registered public accounting firm for fiscal year 2019.

REPORT OF THE AUDIT AND FINANCE COMMITTEE
The following is the report of the Audit and Finance Committee with respect to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2018. The Audit and Finance Committee acts under a written charter which specifies the scope of the Audit and Finance Committee’s responsibilities and how it carries out those responsibilities. Each member of the Audit and Finance Committee is listed below and is independent within the definition of NASDAQ listing standards.
While the Audit and Finance Committee oversees the Company’s financial reporting process for the Board of Directors consistent with its charter, management has primary responsibility for this process, including the Company’s system of internal controls, and for the preparation of the Company’s consolidated financial statements in accordance with U.S. generally accepted accounting principles. In addition, the Company’s independent registered public accounting firm is responsible for auditing those consolidated financial statements, and not the Audit and Finance Committee.
The Audit and Finance Committee has reviewed and discussed the Company’s December 31, 2018 audited consolidated financial statements with management and with KPMG, the Company’s independent registered public accounting firm. The Audit and Finance Committee also has discussed with KPMG the matters required to be discussed by Auditing Standard No. 1301, Communication with Audit Committees as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit and Finance Committee has also received from KPMG the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence, and has discussed with KPMG its independence from the Company. The Audit and Finance Committee also considers whether KPMG’s provision of non-audit services to the Company is compatible with its independence, if applicable.
Based on the reviews and discussions referred to above, the Audit and Finance Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the Securities and Exchange Commission.
Submitted by the Audit and Finance Committee:

Mark F. Furlong, Chair
Lizabeth H. Zlatkus, Vice Chair
Luis Antonio Ubiñas

The foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the SEC and should not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such acts.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2018 regarding shares of common stock that may be issued under the Company’s equity compensation plans including the Company’s 2004 Stock Option and Incentive Plan (the “2004 Plan”), the Company’s Amended and Restated 2009 Stock Option and Incentive Plan (the “2009 Plan”), the Company’s 2010 Inducement Stock Plan, as amended (the “Inducement Plan”), and the Company’s 2001 Employee Stock Purchase Plan (as Amended and Restated as of January 1, 2014) (the “ESPP”).

	Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted Average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced the first column

Equity compensation plans approved by security holders (1)	761,811	(3), (4)	$6.98	(5)	2,132,759	(6), (7)
Equity compensation plans not approved by security holders (2)	517,478		$12.70		165,230

Total	1,279,289		$5.93		2,297,989

(1)	The 2004 Plan, the 2009 Plan, and the ESPP.

(2)
The Inducement Plan. The Company’s Board of Directors approved the Inducement Plan, which has not been approved by the Company’s shareholders. The purpose of the Inducement Plan is to grant equity awards (stock options, restricted stock, restricted stock units, stock appreciation rights and other stock awards) to new employees as an inducement to join the Company. In November 2018, the Company's Board of Directors approved and adopted an amendment to the Inducement Plan, increasing the maximum number of shares of common stock reserved and available for issuance under the Inducement Plan from 1,245,000 shares to 1,845,000 shares.

(3)	Does not include purchase rights accruing under the ESPP because the purchase price (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period.

(4)	Includes 615,834 shares of restricted stock that could be issued if certain performance metrics are met.

(5)	The weighted average exercise price does not include outstanding performance awards

(6)
Includes 2,253,889 shares available for future issuances under the 2004 Plan and the 2009 Plan and 494,704 shares available under the ESPP, less the incremental shares discussed above in note (4) to this table.

(7)	Includes 88,862 shares issued in January 2019 under the ESPP for the July 1 through December 31, 2018 purchase period.
RELATED PARTY TRANSACTIONS
The Company sends out annual questionnaires to its directors and executive officers regarding related party transactions. If there are any affirmative responses, the Board, who is responsible for the oversight of such transactions, reviews any such affirmative responses and considers their terms and conditions. There was one related party transaction disclosed in 2018. Before Jacqueline S. Shoback, who currently is Executive Vice President and Chief Marketing Officer of the Company and the Bank, joined the Company in February 2015, her husband’s company completed several credit facilities with the Bank, totaling approximately $17.6 million. The credit facilities with the Bank were originated prior to Ms. Shoback becoming an employee of the Company and no additional credit facilities have been provided to Ms. Shoback's husband's company since her employment commencement date. The Company has determined that all credit facilities were made in the ordinary course of business under normal credit terms, including interest rates and collateral requirements prevailing at the time of origination for comparable transactions with other persons, and do not represent more than normal credit risk.
OTHER BUSINESS
The Board of Directors is not aware of any other business that may properly come before the Meeting. If any other matters properly come before the Meeting, the proxies will be voted at the discretion of the Proxy Holders.

SOLICITATION OF PROXIES
The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the Company’s regular employees may also solicit proxies personally or by telephone. Banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares of common stock held of record by them. Such custodians will be reimbursed for their expenses. The Company will pay the expenses of soliciting proxies, including the reasonable charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. The Company’s representatives may solicit proxies by mail, telephone, electronic or facsimile transmission, or personal interview.
SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2020 ANNUAL MEETING
Shareholder proposals intended to be presented at the next annual meeting of shareholders and which are to be considered for inclusion in the Company’s Proxy Statement and form of proxy for that meeting, must be received by the Company on or before November 14, 2019. These proposals must also comply with the rules of the SEC governing the form and content of proposals in order to be included in the Company’s Proxy Statement and form of proxy. Any such proposals should be mailed to: Corporate Secretary, Boston Private Financial Holdings, Inc., Ten Post Office Square, Boston, Massachusetts 02109.
A shareholder of record who wishes to present a proposal at the next annual meeting, other than a proposal to be considered for inclusion in the Company’s Proxy Statement described above, must provide written notice of such proposal and appropriate supporting documentation, as set forth in the Company’s Bylaws, to the Company at its principal executive office no earlier than December 19, 2019, nor later than January 18, 2020; provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days before the first anniversary of the date of the preceding year’s annual meeting (the “Anniversary Date”) or more than 60 days after the Anniversary Date, timely notice by the shareholder must be delivered not earlier than the close of business on the later of (1) the 90th day prior to the scheduled date of such annual meeting or (2) the 10th day following the first date on which the date of such annual meeting is publicly disclosed. Proxies solicited by the Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority. Any such proposal should be mailed to: Corporate Secretary, Boston Private Financial Holdings, Inc., Ten Post Office Square, Boston, Massachusetts 02109.

BOSTON PRIVATE

WEALTH ▫ TRUST ▫ PRIVATE BANKING

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING OF SHAREHOLDERS — APRIL 18, 2019

The undersigned hereby constitute(s) and appoint(s) Christopher A. Cooper and Steven M. Gaven, and each of them, as proxies of the undersigned (the "Proxies"), each with full power to appoint a substitute, and hereby authorizes each of them to represent and to vote all of the shares of common stock, par value $1.00, of Boston Private Financial Holdings, Inc. (the "Company"), held of record by the undersigned at the close of business on March 1, 2019 at the Annual Meeting of Shareholders (the "Meeting") to be held at Ten Post Office Square, 2nd Floor, Boston, Massachusetts, 02109, on Thursday, April 18, 2019 at 10:00 a.m., Eastern Time, or any adjournments or postponements thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S) AND, IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of 2019 Annual Meeting of Shareholders, the Proxy Statement with respect thereto, and the Company's Annual Report on Form 10-K for the Fiscal Year ended December 31, 2018 and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

IF VOTING BY MAIL, PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

▲ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▲

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board recommends a vote FOR all nominees listed in Proposal 1, and FOR Proposals 2 and 3.

	FOR	WITHHOLD
01 – Anthony DeChellis	☐	☐
02 – Mark F. Furlong	☐	☐
03 – Joseph C. Guyaux	☐	☐
04 – Deborah F. Kuenstner	☐	☐
05 – Gloria C. Larson	☐	☐
06 – Kimberly S. Stevenson	☐	☐
07 – Luis Antonio Ubiñas	☐	☐
08 – Stephen M. Waters	☐	☐
09 – Lizabeth H. Zlatkus	☐	☐

DO NOT PRINT IN THIS AREA
(Shareholder Name & Address Data)

I plan on attending the meeting ☐

Please sign exactly as your name(s) appear(s) hereon. Where there is more than one holder, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature of Stockholder ____________________ Date ________

Signature of Stockholder ____________________ Date ________

CONTROL NUMBER

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

SCAN TO
VIEW MATERIALS & VOTE

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by internet or telephone.

INTERNET

Vote Your Proxy on the Internet:

Go to www.AALvote.com/BPFH

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (866) 804-9616

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.